UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Under Rule 14a-12

Aqua America, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AQUA AMERICA, INC.

2015 ANNUAL MEETING OF SHAREHOLDERS

Nicholas DeBenedictis CEO & Chairman

LETTER FROM THE CHAIRMAN & CEO

TO OUR SHAREHOLDERS

Dear Fellow Shareholder,

We are pleased to invite you to our 2015 Annual Meeting of Shareholders that will be held on Friday, May 8, 2015 at the Drexelbrook Banquet Facility & Corporate Events Center, 4700 Drexelbrook Drive, Drexel Hill, PA 19026 at 8:30 a.m. Eastern Standard Time.

This year marks the 23rd annual meeting for me as the Chairman and Chief Executive Officer. During this time, I have had the pleasure of working alongside a host of professionals who have helped propel this company to become what I believe is the best water company in the industry.

Some of Aqua’s accomplishments over the more recent span of the Company’s 125 year history:

•    Achieved record earnings for the last 15 consecutive years

•    Increased the quarterly dividend 24 times in the last 23 years

•    Expanded operations from one state to eight

•    Completed over 300 acquisitions and growth ventures

•    Increased market cap from $150 million to over $4.5 billion

•    Between July 1992 and January 2015, delivered a total shareholder return of nearly 1,700 percent; an investment of $1,000 in July 1992 is now worth nearly $16,000 assuming dividends were reinvested.

As I recount the milestones we’ve reached in building shareholder value, I am equally proud of the accomplishments we have been able to make for our customers. Our focus remains on improving the infrastructure that serves our customers to ensure they have the quality drinking water and reliable water and wastewater service they expect. Since 1992, Aqua has invested over $4 billion to replace aging water mains, rehabilitate water and wastewater treatment facilities and make myriad other improvements to critical infrastructure.

I am honored to have served as CEO of Aqua America for over two decades and thank my Board of Directors for allowing me the opportunity to serve you, the shareholders, and the nearly 3 million people who count on us every day for water and wastewater service.

Sincerely,

Nick

AQUA AMERICA, INC.

762 W. Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Friday, May 8, 2015 8:30 a.m., local time

The Annual Meeting of Shareholders of AQUA AMERICA, INC. (the “Company”) will be held at the Drexelbrook Banquet Facility & Corporate Events Center, 4700 Drexelbrook Drive, Drexel Hill, PA 19026 on Friday, May 8, 2015, at 8:30 A.M., local time, for the following purposes:

1.	To consider and take action on the election of seven nominees for directors;

2.	To consider and take action on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2015 fiscal year;

3.	To consider and take action on an advisory vote on the Company’s executive compensation program as disclosed in this Proxy Statement;

4.	To consider and take action on a shareholder proposal requesting that the Board of Directors create a comprehensive policy articulating the Company’s respect for and commitment to the human right to water, if properly presented at the meeting;

5.	To consider and take action on a shareholder proposal requesting that the Board of Directors create a policy in which the Board of Directors seek shareholder approval of any future extraordinary retirement benefits for senior executives, if properly presented at the meeting; and

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 9, 2015 will be entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors,

CHRISTOPHER P. LUNING

Secretary

March 25, 2015

We urge each shareholder to promptly sign and return the enclosed proxy card or to use telephone or internet voting. See our questions and answers about the meeting and the voting section for information about voting by telephone or internet, how to revoke a proxy and how to vote your shares in person.

PROXY STATEMENT	1

PURPOSE OF THE MEETING	1
QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING	2
PROPOSALS UNDER CONSIDERATION AT THIS MEETING	4
PROCESS FOR SUBMITTING SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING	5
NOMINATING CANDIDATES FOR DIRECTOR	6
CONSIDERATION OF DIRECTOR CANDIDATES	6
COMMUNICATIONS WITH THE COMPANY OR INDEPENDENT DIRECTORS	7

PROPOSAL NO. 1
ELECTION OF DIRECTORS	8

CORPORATE GOVERNANCE	14
OWNERSHIP OF COMMON STOCK	20
EXECUTIVE COMPENSATION	22
DIRECTOR COMPENSATION	60
REPORT OF THE AUDIT COMMITTEE	61

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE 2015 FISCAL YEAR	62

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM	63

PROPOSAL NO. 4
TO CONSIDER AND TAKE ACTION ON A SHAREHOLDER PROPOSAL REQUESTING THAT THE BOARD OF DIRECTORS CREATE A COMPREHENSIVE POLICY ARTICULATING THE COMPANY’S RESPECT FOR AND COMMITMENT TO THE HUMAN RIGHT TO WATER	63

PROPOSAL NO. 5
TO CONSIDER AND TAKE ACTION ON A SHAREHOLDER PROPOSAL REQUESTING THAT THE BOARD OF DIRECTORS CREATE A POLICY IN WHICH THE BOARD OF DIRECTORS SEEK SHAREHOLDER APPROVAL OF ANY FUTURE EXTRAORDINARY RETIREMENT BENEFITS FOR SENIOR EXECUTIVES	66

ADDITIONAL INFORMATION	69

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	69

OTHER MATTERS	69

APPENDIX A	A-1

- i -

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2015

The Notice of Annual Meeting, Proxy Statement and 2014 Annual Report to Shareholders

are available at: http://ir.aquaamerica.com/

AQUA AMERICA, INC.

762 W. Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

PROXY STATEMENT

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Aqua America, Inc. (“Aqua America” or the “Company”) to be used at the Annual Meeting of Shareholders to be held on Wednesday, May 8, 2015 and at any adjournments or postponements thereof (“2015 Annual Meeting” or the “meeting”).

The cost of soliciting proxies will be paid by the Company, which has arranged for reimbursement, at the rate suggested by the New York Stock Exchange (the “NYSE”), of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. In addition, the Company has retained Alliance Advisors LLC to assist in the solicitation of proxies from (i) brokers, bank nominees and other institutional holders, and (ii) individual holders of record. The fee paid to Alliance Advisors LLC for normal proxy solicitation does not exceed $6,500 plus expenses, which will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies, although no compensation will be paid by the Company for such efforts.

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), the Company is now furnishing proxy materials to many of its shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a notice of availability over the Internet of the proxy materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice. The Notice was first sent to shareholders of record as of March 9, 2015, and proxy materials, which include the Notice of Annual Meeting of Shareholders, this Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2014, including financial statements and other information with respect to the Company and its subsidiaries (the “Annual Report”), are first being made available to shareholders of record as of March 9, 2015, on or about March 25, 2015. Additional copies of the Annual Report may be obtained by writing to the Company at the address and in the manner set forth under “Additional Information” on page 69.

PURPOSE OF THE MEETING

As the meeting is the Annual Meeting of Shareholders, the shareholders of the Company will be requested to:

•	Consider and take action on the election of seven nominees for directors;

•	Consider and take action on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2015 fiscal year;

•	Consider and take action on a non-binding advisory vote on the Company’s executive compensation program as disclosed in this Proxy Statement;

•	Consider and take action on a shareholder proposal requesting that the Board of Directors create a comprehensive policy articulating the Company’s respect for and commitment to the human right to water, if properly presented at the meeting (the “Shareholder Proposal No. 1”);

•	Consider and take action on a shareholder proposal requesting that the Board of Directors create a policy in which the Board of Directors seek shareholder approval of any future extraordinary retirement benefits for senior executives, if properly presented at the meeting (the “Shareholder Proposal No. 2”); and

•	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING

Who is entitled to vote?

Holders of shares of the Company’s Common Stock (the “Common Stock”) of record at the close of business on March 9, 2015 are entitled to vote at the meeting. Each shareholder entitled to vote shall have the right to one vote on each matter presented at the meeting for each share of Common Stock outstanding in such shareholder’s name.

How many shares can vote?

As of March 9, 2015, there were 177,031,708 shares of Common Stock outstanding and entitled to be voted at the meeting.

How do I cast my vote?

Shares can be voted in the following four ways:

•	in person at the meeting;

•	by proxy at the meeting;

•	electronically via the Internet, according to the instructions set out on the proxy card; and

•	by telephone, according to the instructions set out on the proxy card.

What is the proxy?

The proxy card or electronic proxy that you are being asked to give is a means by which a shareholder may authorize the voting of his or her shares at the meeting if he or she is unable to attend in person. The individuals to whom you are giving a proxy to vote your shares are Christopher P. Luning, our senior vice president, general counsel and secretary, and David P. Smeltzer, our executive vice president and chief financial officer.

The shares of Common Stock represented by each properly executed proxy card or electronic proxy will be voted at the meeting in accordance with each shareholder’s direction. Shareholders are urged to specify their choices by marking the appropriate boxes on the proxy card or electronic proxy, or via telephone. If the proxy card or electronic proxy is signed, but no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented at the meeting or any adjournment or postponement thereof for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

If a proxy is executed, can a shareholder still attend the meeting in person?

Yes. Execution of the accompanying proxy or voting electronically or by telephone will not affect a shareholder’s right to attend the meeting and vote in person.

Can a shareholder revoke or change his or her vote?

Yes. Any shareholder giving a proxy card or voting electronically or by telephone has the right to revoke the proxy or the electronic or telephonic vote by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted, by executing a proxy bearing a later date, by making a later-dated vote electronically or by telephone, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a previously granted proxy.

What are the voting requirements for the Board of Directors to take action on the proposals discussed in the Proxy Statement?

The Company’s Articles of Incorporation and Bylaws, as amended, provide that the affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting is required to take action with respect to any matter properly brought before the meeting on the recommendation of a vote of a majority of the entire Board of Directors.

The Company’s Bylaws also provide that the affirmative vote of at least three quarters of the votes which all voting shareholders, voting as a single class, are entitled to cast is required to take action with respect to any other matter properly brought before the meeting without the recommendation of a vote of a majority of the entire Board of Directors.

What is a quorum?

A quorum of shareholders is necessary to hold a valid meeting of shareholders for the transaction of business. The holders of a majority of the shares entitled to vote, present in person or represented by proxy at the meeting, constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What is a broker non-vote?

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power under NYSE rules for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker or other holder of record is permitted under NYSE rules to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year, even if the record holder does not receive voting instructions from you. The record holder may not vote on the election of directors, the advisory vote on the Company’s executive compensation program or Shareholder Proposal No. 1 or Shareholder Proposal No. 2 without instructions from you. Without your voting instructions on these matters, a broker non-vote will occur.

YOUR PROXY VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE PROXY CARD OR VOTE ELECTRONICALLY OR TELEPHONICALLY OR PROVIDE YOUR BROKER WITH INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

PROPOSALS UNDER CONSIDERATION AT THIS MEETING

How are directors elected?

Under the Company’s Articles of Incorporation and Bylaws, directors are elected by a majority of the votes cast at the meeting. A description of the Company’s majority voting policy is set forth in the answer to the question below. Votes may be cast FOR or WITHHOLD for each nominee. WITHHOLD votes and broker non-votes will be excluded entirely from the vote to elect directors and will have no effect, other than for purposes of determining the presence of a quorum. Thus, the director nominees with the most FOR votes will be elected at the meeting. Because the shareholders at the 2012 Annual Meeting approved the amendment to the Company’s Articles of Incorporation providing for a transition to the annual election of directors, all of the directors elected at the 2015 Annual Meeting will be elected for terms expiring at the 2016 Annual Meeting and until their successors are duly elected and qualified.

What if an incumbent director receives more WITHHOLD votes than FOR votes in an uncontested election?

In 2011, the Board of Directors adopted a majority voting policy for the election of directors in uncontested elections. Under this policy, any incumbent director who is nominated for re-election and who receives a greater number of WITHHOLD votes than FOR votes for the director’s election shall promptly tender his or her resignation to the Board of Directors. The Board shall evaluate the relevant facts and circumstances in connection with such director’s resignation, giving due consideration to the best interests of the Company and its shareholders. Within 90 days after the election, the independent directors shall make a decision on whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will promptly disclose publicly its decision and the reasons for its decision.

The Board of Directors believes that this process enhances accountability to shareholders and responsiveness to shareholder votes, while allowing the Board of Directors appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and its shareholders. The Board of Directors’ policy on the majority election of directors is set forth in the Company’s Corporate Governance Guidelines. Copies of the Corporate Governance Guidelines can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website, www.aquaamerica.com.

Why are the shareholders asked to vote on the ratification of the selection of the independent registered public accounting firm?

Under the Company’s Articles of Incorporation and Bylaws, the affirmative vote of a majority of the votes cast by those shareholders present in person or by proxy at the meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2015 fiscal year. Abstentions will not be considered votes cast on this proposal and, therefore, will have no effect, other than for purposes of determining the presence of a quorum.

What is the impact of the advisory vote on the Company’s executive compensation program?

The Board of Directors and the Executive Compensation Committee, which is comprised of independent directors, value the opinions of the Company’s shareholders and expect to take into account the outcome of the non-binding advisory vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

How are the shareholder proposals approved?

Under the Company’s Articles of Incorporation and Bylaws, the affirmative vote of at least three quarters of the votes which all voting shareholders, voting as a single class, are entitled to cast is required to approve a Shareholder Proposal because each such proposal is not being brought before the meeting on the recommendation of a majority of the Board of Directors.

What is the effect of approving a shareholder proposal?

Since the shareholder proposals included in this Proxy Statement (the “Shareholder Proposals”) are presented in the form of a request to the Board of Directors, approval of a Shareholder Proposal will not have the effect of requiring the Board of Directors to prepare a comprehensive report on the human right to water or to require that the Board of Directors seek shareholder approval of any future extraordinary retirement benefits for senior executives, but will represent simply an expression of the wishes of the shareholders on those subjects. The Board of Directors would still be required, by statute, to decide whether it would be in the best interests of the Company to adopt such policies and could decide in the exercise of its business judgment not to have the Company adopt such policies as requested in the Shareholder Proposals.

PROCESS FOR SUBMITTING SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Who can submit a shareholder proposal at an Annual Meeting?

Shareholders may submit proposals, which are proper subjects for inclusion in the Company’s Proxy Statement and form of proxy (“Proxy Materials”), for consideration at an Annual Meeting of Shareholders, by following the procedures prescribed by Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

What is the deadline for submitting shareholder proposals for inclusion in the Company’s Proxy Materials for the next Annual Meeting?

To be eligible for inclusion in the Company’s Proxy Materials relating to the 2016 Annual Meeting of Shareholders, proposals must be submitted in writing and received by the Company at the address below no later than November 26, 2015.

What is the deadline for proposing business to be considered at the next Annual Meeting, but not to have the proposed business included in the Company’s Proxy Materials?

A shareholder of the Company may wish to propose business to be considered at an Annual Meeting of Shareholders, but not to have the proposed business included in the Company’s Proxy Materials relating to that meeting. Section 3.17 of the Company’s Bylaws requires that the Company receive written notice of business that a shareholder wishes to present for consideration at the 2016 Annual Meeting of Shareholders (other than matters included in the Company’s Proxy Materials) not earlier than January 8, 2016 nor later than February 8, 2016. The notice must meet certain other requirements set forth in the Company’s Bylaws. Copies of the Company’s Bylaws can be obtained by submitting a written request to the Secretary of the Company at the address below.

Proposals, notices and requests for a copy of our Bylaws should be addressed as follows:

CORPORATE SECRETARY

AQUA AMERICA, INC.

762 W. LANCASTER AVENUE

BRYN MAWR, PA 19010

NOMINATING CANDIDATES FOR DIRECTOR

How does a shareholder nominate a director for election to the Board of Directors at the 2015 Annual Meeting?

A shareholder entitled to vote for the election of directors may make a nomination for director provided that written notice (the “Nomination Notice”) of the shareholder’s intent to nominate a director at the meeting is filed with the Secretary of the Company prior to the 2015 Annual Meeting in accordance with provisions of the Company’s Articles of Incorporation and Bylaws.

Section 4.14 of the Company’s Bylaws requires the Nomination Notice to be received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors, with certain exceptions. These notice requirements do not apply to nominations for which proxies are solicited under applicable regulations of the SEC. The Nomination Notice must contain or be accompanied by the following information:

1.	The name and residence of the shareholder who intends to make the nomination;

2.	A representation that the shareholder is a holder of record of voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Nomination Notice;

3.	Such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules had each nominee been nominated, or intended to be nominated, by the management or the Board of Directors of the Company;

4.	A description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

5.	The consent of each nominee to serve as a director of the Company if so elected.

What is the deadline for submitting a Nomination Notice for the 2015 Annual Meeting?

Pursuant to the above requirements, a Nomination Notice for the 2015 Annual Meeting must be received by the Secretary of the Company no later than April 24, 2015.

CONSIDERATION OF DIRECTOR CANDIDATES

Who chooses director candidates?

The Corporate Governance Committee identifies, evaluates and recommends director candidates to our Board of Directors for nomination. The process followed by our Corporate Governance Committee to identify and evaluate director candidates includes requests to current directors and others for recommendations, consideration of candidates proposed by shareholders, meetings from time to time to evaluate potential candidates and interviews of selected candidates.

How are director candidates evaluated?

In considering candidates for director, the Corporate Governance Committee will consider the candidates’ personal abilities, qualifications, independence, knowledge, judgment, character, leadership skills, education, background and their expertise and experience in fields and disciplines relevant to the Company, including financial expertise or financial literacy. When assessing a candidate, consideration will be given to the effect such candidate will have on the diversity of the Board. Diversity of the Board is evaluated by considering a broad range of attributes, such as background, demographic (including, without limitation, race, gender and national origin), expertise and experience. Due consideration will also be given to the position the candidate holds at the time of his or her nomination and his or her capabilities to advance the Company’s interests with its various constituencies. The Corporate Governance Committee considers all of these qualities when selecting, subject to ratification by our Board of Directors, candidates for director.

The Corporate Governance Committee will evaluate shareholder-recommended candidates in the same manner as it evaluates candidates recommended by others.

What is the deadline for submitting a shareholder recommendation for a director candidate at the 2016 Annual Meeting?

If you would like a director candidate considered by the Corporate Governance Committee for selection as a nominee at the 2016 Annual Meeting, such recommendation should be submitted to the Chairman of the Corporate Governance Committee at least 120 days before the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting of Shareholders—that is, with respect to the 2016 Annual Meeting, no later than November 26, 2015.

COMMUNICATIONS WITH THE COMPANY OR INDEPENDENT DIRECTORS

The Company receives many shareholder suggestions which are not in the form of proposals. All are given careful consideration. We welcome and encourage your comments and suggestions. Your correspondence should be addressed as follows:

CORPORATE SECRETARY

AQUA AMERICA, INC.

762 W. LANCASTER AVENUE

BRYN MAWR, PA 19010

In addition, shareholders or other interested parties may communicate directly with the independent directors or the lead independent director by writing to the address set forth below. The Company will review all such correspondence and provide any comments along with the full text of the shareholder’s or other interested party’s communication to the independent directors or the lead independent director.

THE INDEPENDENT DIRECTORS OR LEAD INDEPENDENT DIRECTOR AQUA AMERICA, INC.

C/O CORPORATE SECRETARY

762 W. LANCASTER AVENUE

BRYN MAWR, PA 19010

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors was previously divided into three classes with one class elected each year to hold office for a three-year term. At the 2012 Annual Meeting of Shareholders, the shareholders approved an Amendment to the Company’s Articles of Incorporation (the “Amendment”) that provides for the transition to the annual election of the members of the Board of Directors. The directors elected at the 2014 Annual Meeting were elected for a one-year term expiring at the 2015 Annual Meeting, and until their successors are duly elected and qualified. Thus, all the directors who are nominated for re-election and elected, will be elected for a one-year term expiring at the 2016 Annual Meeting, and until their successors are duly elected and qualified.

Mr. Andrew J. Sordoni, III has decided to retire and not be a director candidate. Mr. Sordoni will retire as a director of the Company after nine years of service.

In accordance with the Company’s Corporate Governance Guidelines, the Chairman of the Corporate Governance Committee reported to the Corporate Governance Committee that Nicholas DeBenedictis, Michael L. Browne, Richard H. Glanton, Lon R. Greenberg, William P. Hankowsky, Wendell F. Holland, and Ellen T. Ruff, would be willing to serve on the Board of Directors if re-elected. The Corporate Governance Committee reviewed the qualifications of the directors in relation to the criteria for candidates for nomination for election to the Board of Directors under the Company’s Corporate Governance Guidelines. The Corporate Governance Committee voted to recommend to the Board of Directors, and the Board of Directors approved, the nomination of Mr. DeBenedictis, Mr. Browne, Mr. Glanton, Mr. Greenberg, Mr. Hankowsky, Mr. Holland, and Ms. Ruff, for election as directors at the 2015 Annual Meeting, with each nominee abstaining from the vote with respect to his or her nomination.

Therefore, seven directors will stand for election by a majority of the votes cast at the 2015 Annual Meeting. At the 2015 Annual Meeting, proxies in the accompanying form, properly executed, will be voted for the election of the nominees listed below, unless authority to do so has been withheld in the manner specified in the instructions on the proxy card or the record holder does not have discretionary voting power under the NYSE rules (see “What is the proxy?” on page 2 and “Proposals Under Consideration at This Meeting” on page 4). Discretionary authority is reserved to cast votes for the election of a substitute should any nominee be unable or unwilling to serve as a director. Each nominee has stated his or her willingness to serve and the Company believes that the nominees will be available to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF MR. DEBENEDICTIS, MR. BROWNE, MR. GLANTON, MR. GREENBERG, MR. HANKOWSKY, MR. HOLLAND, AND MS. RUFF AS DIRECTORS.

INFORMATION REGARDING NOMINEES AND DIRECTORS

For each of the seven nominees for election as directors at the 2015 Annual Meeting set forth below is information as to the positions and offices with the Company held by each, the principal occupation of each during the past five years, the directorships of public companies and other organizations held by each and the experience, qualifications, attributes or skills that, in the opinions of the Corporate Governance Committee and the Board of Directors make the individual qualified to serve as a director of the Company.

NOMINEES FOR ELECTION AT THE 2015 ANNUAL MEETING

Nicholas DeBenedictis Age: 69 Ardmore, PA Director since 1992

Mr. DeBenedictis has served as Chief Executive Officer of the Company since July 1992 and Chairman of the Board since May 1993. He also serves as Chairman and Chief Executive Officer of the Company’s principal subsidiaries, including Aqua Pennsylvania, Inc. Between April 1989 and June 1992, he served as Senior Vice President for Corporate Affairs of PECO Energy Company (now known as Exelon Corporation). From December 1986 to April 1989, he served as President of the Greater Philadelphia Chamber of Commerce and from 1983 to 1986 he served as the Secretary of the Pennsylvania Department of Environmental Resources. Mr. DeBenedictis is a director of Exelon Corporation and P.H. Glatfelter Company. He also serves on the Boards of Pennsylvania area non-profit, civic and business organizations.

Qualifications: In addition to his knowledge and experience as the Company’s Chief Executive Officer since 1992 and his prior experience as a senior executive of a major electric utility, Mr. DeBenedictis has experience as the head of Pennsylvania’s environmental regulatory agency. He serves as a director of two other public companies, including, from time to time, as a member of the corporate governance, audit, finance and compensation committees of those companies. Mr. DeBenedictis has also held leadership positions with various, educational, business, civic and charitable institutions. The Board of Directors views Mr. DeBenedictis’ experience with various aspects of the utility industry and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. DeBenedictis should serve as a director of the Company.

Michael L. Browne Age: 68 Collegeville, PA Director since 2013

Biography: Mr. Browne retired from his position as President and Chief Operating Officer of Harleysville Insurance on May 1, 2014, a position he held since May 2012. Prior to that position, Mr. Browne served, from 2004 to 2012, as President and Chief Executive Officer of the Harleysville Insurance Companies, a property and casualty insurance group with operations in 35 states. The group included both a NASDAQ listed public company and private stock and mutual insurance companies. In 2012, Mr. Browne led the Harleysville Insurance Companies in a merger with Nationwide Insurance, a Fortune 100 Company. Prior to joining Harleysville Insurance as Chief Executive Officer, Mr. Browne served for 18 years as an independent director on Harleysville Insurance’s Board of Directors, including serving on the Executive Committee, Audit Committee, and Compensation Committee, and also serving as the non-executive Chairman of the Board in 2003-2004. Mr. Browne currently serves as a member of the Board of Directors of Accident Fund Holdings, Inc., a group of property/casualty insurance companies based in Michigan. Mr. Browne was a partner at Reed Smith LLP for over 20 years, and prior to that Mr. Browne served as Insurance Commissioner of the Commonwealth of Pennsylvania. Mr. Browne served as Special Assistant to the United States Secretary of Transportation, William T. Coleman, Jr., in the Ford Administration and also as the United States Deputy Under Secretary of Transportation under President Gerald Ford. Mr. Browne served to the rank of Captain in the United States Marine Corps and was an infantry platoon commander in Vietnam in 1969. He was decorated with the Bronze Star Medal with Combat “V” as well as other decorations for his military service.

Qualifications: Mr. Browne has over 30 years of experience in various roles within the insurance industry as a legal advisor, as a public servant, and as a senior executive in an insurance company. He also has over 20 years of experience as a partner in a major law firm. Mr. Browne served as an independent director and Audit Committee member of a publicly traded company for 18 years before becoming chief executive officer of the Harleysville Insurance Companies, a NASDAQ listed public company. Mr. Browne has also held leadership roles in various cultural, civic and governmental organizations and received his law degree from the University of Pennsylvania and his undergraduate degree from Princeton University. The Board of Directors has determined that Mr. Browne is an independent director. The Board of Directors views Mr. Browne’s independence, his experience as the chief executive officer and an independent director of a publicly traded company, his extensive experience in the insurance and legal fields, and his leadership roles within various cultural, civic and governmental organizations as important qualifications, skills and experience that support the Board of Directors’ conclusion that Mr. Browne should serve as a director of the Company.

Richard H. Glanton Age: 68 Philadelphia, PA Director since 1995

Biography: Mr. Glanton is Founder, Chairman and Chief Executive Officer of ElectedFace Inc., an on-line social media website which consolidates 21 of the most proven and popular social media features and functions into one platform to connect individuals and organizations of all types, including government officials and agencies, educational institutions and their leaders, businesses, faith groups, cultural icons and establishments, and community organizations and associations. Mr. Glanton was Senior Vice President of Corporate Development at Exelon Corporation from 2003 to 2008. From 1983 to 2003, he was a partner at the law firms of Wolf Block LLP (1983 to 1986) and Reed Smith LLP (1986 to 2003). Mr. Glanton is a director of The GEO Group, Inc. and Mistras Group, Inc.

Qualifications: Mr. Glanton has more than 25 years of legal experience in law firms and 13 years of executive experience as President of The Barnes Foundation for more than eight years from 1990 to 1998 and at Exelon Corporation. Mr. Glanton has approximately 29 years of continuous experience serving on boards of publicly traded companies. He has served as a director on boards of five publicly traded companies, four of which are traded on the NYSE and one, CGU, is traded on the United Kingdom Stock Exchange. He served as a Director of CGU of North America, a British-based Insurance Company, from 1983 to 2003 when it was sold to White Mountain Group of Exeter, New Hampshire and Berkshire Hathaway. He was a member of both its Executive and Audit Committees during his 20-year tenure on that board. From 1990 until 2003, he served as Director of PECO Energy/Exelon Corporation Boards until he resigned to assume a senior management position within the company at the request of its Chairman. He served on the Executive, Audit and Governance Committees of PECO/Exelon. He has been a director of the GEO Group since 1998, where he serves on its three member Executive Committee, and as Chairman of the Audit and Finance Committee and a member of its Governance and Compensation Committees. He has served as Chairman of Aqua America’s Corporate Governance Committee since 2005. The Board has determined that Mr. Glanton is an independent director. The Board of Directors views Mr. Glanton’s independence, his experience in utility acquisitions, his experience as a director of other publicly traded companies and his demonstrated leadership roles in other business activities as important qualifications, skills and experience that support the Board of Directors’ conclusion that Mr. Glanton should serve as a director of the Company.

Lon R. Greenberg Age: 64 Wyndmoor, PA Director since 2005

Biography: Mr. Greenberg is non-executive Chairman of the Board of Directors of UGI Corporation, where he served as Chairman since August 1996 and Chief Executive Officer since August 1995, until his retirement in April, 2013. He was formerly President (July 1994 to August 2005), Vice Chairman of the Board (1995 to 1996) and Senior Vice President – Legal and Corporate Development (1989 to 1994) of UGI Corporation. Mr. Greenberg is a member of the Board of Trustees of Temple University and the Chairman of the Board of Trustees of the Temple University Health System. Mr. Greenberg also serves as a director of Ameriprise Financial, Inc. and AmerisourceBergen Corporation, and a director of UGI Corporation’s subsidiaries UGI Utilities, Inc. and AmeriGas Propane, Inc.

Qualifications: Mr. Greenberg has over 20 years of experience in various executive, legal and corporate development roles with a major gas utility company and international distributor of propane. He is also Chairman of the nation’s largest retail propane marketer and he serves as a director for a NYSE listed financial planning, products and services company, as well as a NYSE listed global pharmaceutical sourcing and distribution services company. He is a member of the Board of Trustees of a major university in Philadelphia and the university’s health system. Mr. Greenberg has served as a member of the Company’s Executive Compensation Committee since 2005 and a member of the Company’s Audit Committee since 2009, serving as Chairman since 2012. Mr. Greenberg has also held leadership positions with various civic and charitable institutions. The Board of Directors has determined that Mr. Greenberg is an independent director, financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board of Directors views Mr. Greenberg’s independence, his experience with various aspects of the utility industry, his experience as an executive of a non-utility business and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience that support the Board of Directors’ conclusion that Mr. Greenberg should serve as a director of the Company.

William P. Hankowsky Age: 64 Philadelphia, PA Director since 2004

Biography: Mr. Hankowsky has been Chairman, President and Chief Executive Officer of Liberty Property Trust, a fully integrated real estate firm, since 2003. Mr. Hankowsky joined Liberty in 2001 as Executive Vice President and Chief Investment Officer. Prior to joining Liberty, he served for 11 years as President of the Philadelphia Industrial Development Corporation. Prior to that, he was Commerce Director for the City of Philadelphia. Mr. Hankowsky serves on the Board of Directors of Citizens Financial Group and on various charitable and civic boards, including the Philadelphia Convention and Visitors Bureau and the Kimmel Regional Performing Arts Center.

Qualifications: Mr. Hankowsky has over 35 years of experience managing public, private and non-profit organizations, including eleven years as Chairman and Chief Executive Officer of Liberty Property Trust, a publicly traded Real Estate Investment Trust which owns 100 million square feet of office and industrial space in over 24 markets throughout the United States and the United Kingdom. He has experience in financing, acquisitions and real estate matters across the United States. Mr. Hankowsky has also held leadership positions with various cultural and civic institutions in the greater Philadelphia region. Mr. Hankowsky has served as Chairman of the Company’s Executive Compensation Committee since 2005. The Board of Directors has determined that Mr. Hankowsky is an independent director, financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board of Directors views Mr. Hankowsky’s independence, his experience with real estate, financing and acquisitions and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Hankowsky should serve as a director of the Company.

Wendell F. Holland Age: 63 Bryn Mawr, PA Director since 2011

Biography: Mr. Holland has been a partner in CFSD Group, LLC, advisors for local and regional utility financing, since July 2009. Mr. Holland was partner in the law firm of Saul Ewing, LLP from October 2008 to September 2013. Mr. Holland served as Chairman of the Pennsylvania Public Utility Commission from 2004 to 2008 and as a Commissioner from 1990 to 1993, and 2003 to 2004. Mr. Holland was Of Counsel to the law firm of Obermayer Rebman from 1999 to 2003, Vice President of American Water Works Company from 1996 to 1999 and a partner at the law firm of LeBoeuf Lamb Greene and McRae from 1993 to 1995. He has served as Treasurer of the National Association of Utility Regulatory Commissioners (NARUC) and also served on NARUC’s Executive Committee, Board of Directors, and as Chairman of its Audit and Investment Committees. He is a member of the Board of Bryn Mawr Trust Bank and was a member of the Allegheny Energy Board of Directors from 1994 to 2003.

Qualifications: Mr. Holland has extensive knowledge and experience in the regulation of public utilities, especially water utilities. His experience as chairman of the Public Utility Commission in Pennsylvania for four years and a Commissioner for an additional four years enables him to provide valuable insight into the regulatory process. His service as a member of the Board of Directors of a large, publicly traded energy company also enables him to play a meaningful role on the Company’s Board of Directors. As outside counsel to, and an executive at other public utility companies, he has a valuable perspective on the various issues facing public utility companies. The Board of Directors has determined that Mr. Holland is an independent director. The Board of Directors views Mr. Holland’s independence, his experience with utility regulation and utility operations, his reputation in the utility industry and his leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Holland should serve as a director of the Company.

Ellen T. Ruff Age: 66 Charlotte, NC Director since 2006

Biography: Ms. Ruff is a partner in the law firm of McGuire-Woods, LLP. She was President, Office of Nuclear Development, for Duke Energy Corporation, from December 2008 until her retirement in January 2011. Duke Energy Corporation is a leading energy company focused on electric power and gas distribution operations and other energy services in the Americas. From April 2006 through December 2008, Ms. Ruff was President of Duke Energy Carolinas, an electric utility that provides electricity and other services to customers in North Carolina and South Carolina. Ms. Ruff joined the Duke Energy organization in 1978 and during her career held a number of key positions, including: Vice President and General Counsel of Corporate, Gas and Electric Operations; Senior Vice President and General Counsel for Duke Energy; Senior Vice President of Asset Management for Duke Power; Senior Vice President of Power Policy and Planning; and Group Vice President of Planning and External Affairs. Ms. Ruff is a director of Mistras Group, Inc.

Qualifications: Ms. Ruff has over 30 years of experience with a major utility company in various management, operations, legal planning and public affairs positions. Ms. Ruff has lived and worked in North Carolina, an important area of the Company’s operations, for many years. Ms. Ruff has served as a member of the Company’s Executive Compensation Committee since 2006. The Board of Directors has determined that Ms. Ruff is an independent director. The Board of Directors views Ms. Ruff’s independence, her experience with various aspects of the utility industry, her knowledge of North Carolina and her demonstrated leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Ms. Ruff should serve as a director of the Company.

CORPORATE GOVERNANCE

The Board of Directors operates pursuant to a set of written Corporate Governance Guidelines. Copies of these Guidelines can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website, www.aquaamerica.com. Our website is not part of this Proxy Statement. References to our website address in this Proxy Statement are intended to be inactive textual references only.

DIRECTOR INDEPENDENCE

The Board of Directors is, among other things, responsible for determining whether each of the directors is independent in light of any relationship such director may have with the Company. The Board has adopted Corporate Governance Guidelines that contain categorical standards of director independence that are consistent with the listing standards of the NYSE. Under the Company’s Corporate Governance Guidelines, a director will not be deemed independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•	(A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (B) the director is a current employee of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member who is not an executive officer, other than compensation for service as an employee of the Company;

•	The director is an executive officer or employee, or someone in her/his immediate family is an executive officer, of another company that, during any of the other company’s past three fiscal years made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year of the other company, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

•	The director serves as an executive officer of a charitable organization and, during any of the charitable organization’s past three fiscal years, the Company made charitable contributions to the charitable organization in any single fiscal year of the charitable organization that exceeded the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues.

For purposes of the categorical standards set forth above, (a) a person’s immediate family includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home, and (b) the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Exchange Act.

In addition to these categorical standards, no director will be considered independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly, or as a partner, stockholder, director or officer, of an organization that has a relationship with the

Company). When making independence determinations, the Board of Directors broadly considers all relevant facts and circumstances surrounding any relationship between a director or nominee and the Company. Transactions, relationships and arrangements between directors or members of their immediate family and the Company that are not addressed by the categorical standards may be material depending on the relevant facts and circumstances of such transactions, relationships and arrangements. The Board of Directors considered the following transactions, relationships and arrangements in connection with making the independence determinations:

1.	The Company made contributions to charitable or civic organizations for which the following directors serve as directors, trustees or executive officers: Mr. Glanton, Mr. Greenberg, Mr. Hankowsky. None of the Company’s contributions exceeded the greater of $1 million or 2% of the recipient organization’s consolidated gross revenues.

2.	The Company purchases energy at normal tariff rates from UGI Corporation or their affiliates for which Mr. Greenberg serves as Chairman. The amounts paid by the Company to these other entities are not material to these other entities.

3.	The Company provides water service at normal tariff rates to Liberty Property Trust and UGI Corporation or their affiliates for which Mr. Hankowsky serves as an executive officer, and Mr. Greenberg, serves as Chairman, respectively, and to a company for which Mr. Holland is a member of the Board of Directors. The amounts paid to the Company by these other entities are pursuant to tariff rates and are not material to these other entities.

4.	Mr. DeBenedictis serves on the Board of Directors of civic or charitable organizations with Mr. Greenberg and Mr. Hankowsky.

5.	The Company has banking arrangements with Citizens Financial Group or its affiliates, and Mr. Hankowsky is a member of the Board of Directors of Citizens Financial Group. The amounts paid by the Company to these other entities are not material to these entities.

6.	Mr. DeBenedictis was a member of the advisory group for the company that employed Mr. Browne.

7.	The Company or its subsidiaries make interest payments on their debt instruments that are owed by the parent company, or its affiliates, of the company that employed Mr. Browne. The amounts paid by the Company or its subsidiaries to these entities are not material to these entities.

Based on a review applying the categorical standards set forth in the Company’s Corporate Governance Guidelines and considering the relevant facts and circumstances of the transactions, relationships and arrangements between the directors and the Company described above, the Board of Directors has affirmatively determined that each nominee for director, other than Mr. DeBenedictis, the Company’s Chief Executive Officer, is independent.

In 2005, the Board of Directors approved share ownership guidelines for each director to own shares of Company common stock having a value equal to five times the annual base cash retainer for directors. Directors have up to five years to attain this guideline share ownership level. As of December 31, 2014, each director owned sufficient shares to comply with these guidelines except Mr. Holland, who has until 2016 to meet the guidelines, five years following his election to the Board of Directors, and Mr. Browne, who has until 2018 to meet the guidelines, five years following his election to the Board of Directors.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

The Board of Director’s current policy is that the positions of Chairman and Chief Executive Officer are held by the same person. The Board of Directors believes that this leadership structure has served the Company well over the years by providing unified leadership and direction and, in combination with the Company’s other corporate governance policies and procedures, is in the best interests of the Company’s shareholders. The Board of Directors may separate these positions in the future should circumstances change, such as in connection with a transition in executive leadership.

The Board of Directors annually elects a lead independent director to coordinate the activities of the other independent directors and enhance the role of the independent directors in the overall corporate governance of the Company. Unless otherwise determined by the Board, the director elected annually to serve as the Chair of the Corporate Governance Committee will also serve as the lead independent director. The duties and powers of the lead independent director include:

•	Presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	Serving as liaison between the independent directors and the Chairman of the Board;

•	Consulting with the Chairman of the Board, reviewing and approving meeting agendas and information provided to the Board for meetings, including the authority to add items to the agendas for any such meeting;

•	Reviewing and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Having the authority to call executive sessions of the independent directors and to prepare the agendas for such executive sessions;

•	If requested by major shareholders, ensures that he or she is available for consultation and direct communications;

•	Serving as a member of the Executive Committee;

•	In the event of the death or incapacity of the Chairman, becoming the acting Chairman of the Board until a new Chairman is selected; and

•	Having the authority (on behalf of the independent directors) to engage such legal, financial or other advisors as the independent directors shall deem appropriate at the expense of the Company and without consultation or the need to obtain approval of any officer of the Company.

OVERSIGHT OF RISK MANAGEMENT

The Board oversees management’s risk management activities through a combination of processes:

•	Management has developed a Company-wide Enterprise Risk Management process intended to identify, prioritize and monitor key risks that may affect the Company. At least annually, the Board reviews this Enterprise Risk Management process and management presents to the Board a report on the status of the risks and the metrics used to monitor those risks. Each risk that is tracked as part of the Enterprise Risk Management process has a member of the Company’s management who serves as the owner and monitor for that risk. The risk owners and monitors report on the status of their respective risks at the quarterly meeting of management’s Compliance Committee. The information discussed at the Compliance Committee meeting is then reviewed by the Disclosure Committee composed of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Accounting Officer and Director of Internal Audit. The results of the Disclosure Committee’s meetings are presented to the Audit Committee each quarter.

•	The Audit Committee, in consultation with management, the independent registered public accountants and the internal auditors, discusses the Company’s policies and guidelines regarding risk assessment and risk management as well as the Company’s significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. The Audit Committee meets in executive session with the Director of Internal Audit and with the independent registered public accountants at the end of each Audit Committee meeting. The Company’s General Counsel reports to the Audit Committee quarterly regarding any significant litigation involving the Company and his opinion of the adequacy of the Company’s reserves for such litigation.

•	The Executive Compensation Committee considers the risks that may be presented by the structure of the Company’s compensation programs and the metrics used to determine individual compensation under that program. In addition, two members of the Audit Committee are also members of the Executive Compensation Committee, which allows for the sharing of information concerning the risk assessment and risk management reviewed by the Audit Committee with the Executive Compensation Committee in its consideration of the Company’s compensation policies and practices.

•	The Corporate Governance Committee leads an annual discussion by the Board of Directors regarding the Company’s strategic plans and management’s performance with respect to such plans.

•	Management briefs the Board of Directors on regulated acquisitions valued in excess of $2 million and the Board approves every acquisition valued in excess of $10 million or which involves the issuance of the Company’s common stock as part of the acquisition. Management briefs the Board of Directors on unregulated acquisitions and projects valued in excess of $1 million.

•	In addition to updates at each Board meeting by operating management regarding any significant operational or environmental matters, management provides the Board with an annual update on environmental matters by the Company’s Senior Manager, Environmental Affairs in connection with a presentation by the Company’s Senior Vice President of Engineering on the Company’s proposed capital spending plans.

•	In administering the executive compensation program, the Executive Compensation Committee attempts to strike an appropriate balance among the elements of our compensation program to achieve the program’s objectives. Each of the elements of the program is discussed in greater detail in this Proxy Statement. As a result of its review of the Company’s overall compensation program in the context of the risks identified in the Company’s enterprise risk management processes, the Executive Compensation Committee does not believe that the risks the Company faces are materially increased by the Company’s compensation programs and, therefore, the Executive Compensation Committee believes that the compensation program does not create the reasonable likelihood of a material adverse effect on the Company.

The Board believes that the present leadership structure, along with the important risk oversight functions performed by the Audit Committee, the Executive Compensation Committee and the full Board, permits the Board to effectively perform its role in the risk oversight of the Company.

CODE OF ETHICS

The Company maintains a Code of Ethical Business Conduct for its directors, officers and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as defined by the rules adopted by the SEC pursuant to Section 406(a) of the Sarbanes-Oxley Act of 2002. The Code of Ethical Business Conduct covers a number of important subjects, including: conflicts of interest; corporate opportunities; fair dealing; confidentiality; protection and proper use of Company assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of illegal or unethical behavior. Copies of the Company’s Code of Ethical Business Conduct can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website, www.aquaamerica.com. The Company intends to post amendments to or waivers from the Code of Ethical Business Conduct (to the extent applicable to the Company’s executive officers, senior financial officers or directors) on its website.

POLICIES AND PROCEDURES FOR APPROVAL OF RELATED PERSON TRANSACTIONS

The Board has a written policy with respect to Related Person Transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest, and

(3) the annual amount involved exceeds $120,000, but excludes certain types of transactions in which the related person is deemed not to have a material interest.

Under this policy, a related person means: (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, an executive officer or a director nominee; (b) any person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (c) any immediate family member of a person identified in items (a) or (b) above, meaning such person’s spouse, parent, stepparent, child, stepchild, sibling, mother- or father-in-law, son- or daughter-in-law, brother- or sister-in-law or any other individual (other than a tenant or employee) who shares the person’s household; or (d) any entity that employs any person identified in (a), (b) or (c) or in which any person identified in (a), (b) or (c) directly or indirectly owns or otherwise has a material interest.

The Corporate Governance Committee, with assistance from the Company’s General Counsel, is responsible for reviewing, approving and ratifying any related person transaction. In its review and approval or ratification of related person transactions (including its determination as to whether the related person has a material interest in a transaction), the Corporate Governance Committee will consider, among other factors:

•	The nature of the related person’s interest in the transaction;

•	The material terms of the transaction, including, without limitation the amount and type of transaction;

•	The importance of the transaction to the related person;

•	The importance of the transaction to the Company;

•	Whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company; and

•	Any other matters the Corporate Governance Committee deems appropriate.

The Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

BOARD AND BOARD COMMITTEES

The Company’s Bylaws provide that the Board of Directors, by resolution adopted by a majority of the whole Board, may designate an Executive Committee and one or more other committees, with each such committee to consist of two or more directors. The Board of Directors annually elects from its members the Executive, Audit, Executive Compensation and Corporate Governance Committees. The Board may also from time to time appoint ad hoc committees such as an ad hoc Finance Committee to approve the terms of the Company’s financings, and the Executive Search Committee to oversee the Company’s succession planning activities. The Retirement and Employee Benefits Committee, which is comprised of senior management of the Company, reports periodically to the Board of Directors.

The Board of Directors held six meetings in 2014. Each director attended at least 75% of the aggregate of all meetings of the Board and the Committees on which each such director served in 2014. The Board of Directors encourages all directors to attend the Company’s Annual Meeting of Shareholders. All the directors were in attendance at the 2014 Annual Meeting of Shareholders.

Each of the standing Committees of the Board of Directors operates pursuant to a written Committee Charter. Copies of these Charters can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website, www.aquaamerica.com.

The current members of the standing Committees of the Board of Directors are as follows:

Name	Executive Committee	Executive Compensation Committee	Audit Committee	Executive Search Committee	Corporate Governance Committee
Nicholas DeBenedictis	Chair			*
Michael L. Browne			*	*	*
Richard H. Glanton	*			Chair	Chair
Lon R. Greenberg	*	*	Chair	*
William P. Hankowsky	*	Chair	*	*
Wendell F. Holland				*	*
Ellen Ruff		*		*
Andrew J. Sordoni			*	*

EXECUTIVE COMMITTEE

The Company’s Bylaws provide that the Executive Committee shall have and exercise all of the authority of the Board in the management of the business and affairs of the Company, with certain specified exceptions. The Executive Committee is intended to serve in the event that action by the Board of Directors is necessary or desirable between regular meetings of the Board, or at a time when convening a meeting of the entire Board is not practical, and to make recommendations to the entire Board with respect to various matters. The Executive Committee did not meet in 2014. The Executive Committee currently has four members, and the Chairman of the Board of Directors serves as Chairman of the Executive Committee.

AUDIT COMMITTEE

The Audit Committee is composed of four directors, whom the Board of Directors has affirmatively determined meet the standards of independence required of audit committee members by the NYSE listing requirements and applicable SEC rules. Based on a review of the background and experience of the members of the Audit Committee, the Board of Directors has determined that all members of the Audit Committee are financially literate and are audit committee financial experts within the meaning of applicable SEC rules. The Audit Committee is required to meet at least four times during the year and met four times during 2014. The Audit Committee operates pursuant to a Board-approved charter which states its duties and responsibilities. The primary responsibilities of the Audit Committee are to monitor the integrity of the Company’s financial reporting process and systems of internal controls, including the review of the Company’s annual audited financial statements, and to monitor the independence of the Company’s independent registered public accounting firm. The Audit Committee has the exclusive authority to select, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm.

The Audit Committee has considered the extent and scope of non-audit services provided to the Company by its independent registered public accounting firm and has determined that such services are compatible with the independent registered public accounting firm maintaining its independence.

EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee is composed of three directors, whom the Board of Directors has affirmatively determined are independent directors as defined by the NYSE listing requirements. The Executive Compensation Committee operates pursuant to a Board-approved charter which states its duties and responsibilities. The Executive Compensation Committee has the power to, among other things, administer and make awards under the Company’s equity compensation plans. The Executive Compensation Committee reviews the recommendations of the Company’s Chief Executive Officer as to appropriate compensation of the

Company’s executive officers (other than the Chief Executive Officer) and determines the compensation of such executive officers. The Committee reviews and recommends to the Board of Directors the compensation for the Company’s Chief Executive Officer, which is subject to final approval by the Board of Directors. The Executive Compensation Committee met three times during 2014.

CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee is composed of three directors, whom the Board of Directors has affirmatively determined are independent directors as defined by the NYSE listing requirements. The Corporate Governance Committee operates pursuant to a Board-approved charter which states its duties and responsibilities, which include identifying and considering qualified nominees for directors, and developing and periodically reviewing the Corporate Governance Guidelines by which the Board of Directors is organized and executes its responsibilities. The Corporate Governance Committee advises the Board of Directors on executive selections and succession, including ensuring that there is a succession plan for the Chief Executive Officer and such other senior executives as determined by the Corporate Governance Committee. In addition, the Chairman of the Corporate Governance Committee, as lead independent director, conducts corporate governance discussions in executive sessions with the Board of Directors. The Corporate Governance Committee also reviews and approves, ratifies or rejects related person transactions under the Company’s written policy with respect to related person transactions. The Corporate Governance Committee met two times during 2014.

EXECUTIVE SEARCH COMMITTEE

The Executive Search Committee is an ad hoc committee composed of all eight directors and chaired by Mr. Glanton, the lead independent director, and charged with oversight of the Company’s succession planning activities.

OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of March 9, 2015 with respect to shares of Common Stock of the Company beneficially owned by: (1) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company; (2) each director, nominee for director and executive officer named in the Summary Compensation Table; and (3) all directors, nominees and executive officers of the Company as a group. This information has been provided by each of the directors, executive officers and nominees at the request of the Company or derived from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Beneficial ownership of securities as shown below has been determined in accordance with applicable guidelines issued by the SEC. Beneficial ownership includes the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Except as otherwise noted in this Proxy Statement, the address of the beneficial owners is Aqua America, Inc., 762 West Lancaster Avenue, Bryn Mawr, Pennsylvania 19010.

Certain Beneficial Owners	Sole Voting and/or Sole Investment Power (1)		Shared Voting and/or Investment Power		Amount and Nature of Beneficial Ownership	Percent of Class Outstanding (2)
The Vanguard Group (3)	12,482,935		102,995		12,585,930	7.11%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc. (4)	11,827,944				11,827,944	6.68%
40 East 52nd Street
New York, NY 10022
State Street Corporation (5)			10,058,426		10,058,426	5.68%
One Lincoln Street
Boston, MA 02111
Directors and Named Executive Officers
Michael L. Browne	2,000		—		2,000	*
Nicholas DeBenedictis	167,147		84,491	(6)	251,638	*
Christopher H. Franklin	88,532				88,532	*
Richard H. Glanton	8,708				8,708	*
Lon R. Greenberg	13,500		13,500	(7)	27,000	*
William P. Hankowsky	22,825				22,825	*
Wendell F. Holland	6,750				6,750	*
Karl M. Kyriss	93,650		31,469	(8)	125,119	*
Christopher P. Luning	43,927				43,927	*
Ellen C. Ruff	18,000				18,000	*
David P. Smeltzer	88,277		50,000	(9)	138,277	*
Andrew J. Sordoni	72,607		15,669	(10)	88,276	*
All Directors, Nominees and Executive Officers as a Group (14 Persons)
All Directors and Executive Officers as a Group (14 pp)	765,193	(11)	223,754	(12)	998,947	*

*	Less than one percent.
(1)	Includes shares held under the Company’s 401(k) Plan. Also includes the following number of shares issuable upon exercise of outstanding stock options exercisable on or before May 31, 2015: 40,625 shares issuable to Mr. Smeltzer; 77,497 shares issuable to Mr. Kyriss; 31,422 shares issuable to Mr. Franklin; and 25,768 shares issuable to Mr. Luning.
(2)	Percentage of ownership for each person or group is based on 177,031,708 shares of Common Stock outstanding as of March 9, 2015 and all shares issuable to such person or group upon exercise of outstanding stock options exercisable within 60 days of that date.
(3)	The information for The Vanguard Group was obtained from the Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2015.
(4)	The information for BlackRock, Inc. was obtained from the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 29, 2015.
(5)	The information for State Street Corporation was obtained from the Schedule 13G filed by State Street Corporation with the SEC on February 13, 2015.
(6)	The shareholdings indicated include 84,491 shares owned by Mr. DeBenedictis’ wife.
(7)	The shareholdings indicated are owned jointly with Mr. Greenberg’s wife.
(8)	The shareholdings indicated are owned jointly with Mr. Kyriss’ wife.
(9)	The shareholdings indicated are owned jointly with Mr. Smeltzer’s wife.
(10)	The shareholdings indicated include 2,500 shares owned of record by Mr. Sordoni’s wife and 13,169 shares owned by a trust for the benefit of Mr. Sordoni’s children and with respect to which Mr. Sordoni’s wife is trustee.
(11)	The shareholdings indicated include 243,028 shares issuable to such group upon exercise of outstanding stock options exercisable on or before May 31, 2015.
(12)	The shareholdings indicated include 223,754 shares (i) held in joint ownership with spouses, (ii) held as custodian for minor children, (iii) owned by family members or (iv) in trusts for adult children.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we address our compensation philosophy and program, and compensation paid or awarded to our executive officers listed in the Summary Compensation Table that immediately follows this CD&A. We refer to these executive officers as our “named executive officers.” As used in this CD&A, the total of base salary and annual cash incentive compensation is referred to as “total cash compensation” and the total of base salary, annual cash incentive compensation and equity incentive compensation is referred to as “total direct compensation.” The purpose of the CD&A is to explain: the elements of compensation; why our Executive Compensation Committee selects these elements; and how the Executive Compensation Committee determines the relative size of each element of compensation.

EXECUTIVE SUMMARY

Operating Performance

Our 2014 performance demonstrates continued execution of our strategic goals and plans. During 2014, by effectively managing costs, strategically growing when it is prudent, maintaining strong regulatory relationships, and focusing on our customers, employees and shareholders as we continue to create value for all of our stakeholders, we had the following results:

•	Revenues increased 2.4% to $779.9 million from $761.9 million in 2013;

•	Income from continuing operations was $213.9 million, an increase of 5.4% compared to 2013;

•	Net income increased 5.4% to $233.2 million from $221.3 million in 2013;

•	Income from continuing operations per share was $1.20 compared to $1.15 in 2013;

•	The Board of Directors approved an 8.6% increase in the quarterly dividend;

•	The company’s annualized dividend rate is now $0.66 per share, compared to $0.608 at the same time in 2013;

•	We completed the sale of the Fort Wayne, IN water operation, while gaining the wastewater business as part of the agreement;

•	We internally funded our entire capital investment program of more than $329 million to improve our distribution network and enhance water quality and reliability for our customers;

•	We completed the acquisition of 16 regulated water and wastewater systems in 7 states;

•	We completed 16 rate cases along with ongoing surcharges, expected to increase annualized revenues by $11.7 million;

•	Standard and Poor’s reaffirmed their A+ rating for Aqua Pennsylvania;

•	We lowered our weighted average cost of fixed rate, long-term debt to 4.85%;

•	We repurchased shares as part of a buy-back program to minimize shareholder dilution from the vesting of equity programs; and

•	Our Total Shareholder Return was 15.9% in 2014, compared to 13.7% for the S&P 500 Index.

Executive Compensation Program Overview

Our executive compensation program is intended to attract, retain and motivate a talented management team and appropriately reward them for their accomplishments in fulfilling our objectives with respect to our various stakeholders. Our program consists of a combination of short-term and long-term compensation vehicles and a substantial portion of the named executive officers’ total direct compensation comes from incentive compensation as shown in the table below. Based on input from Pay Governance LLC (“Pay Governance” or the “consultant”), the independent compensation consultant retained by the Executive Compensation Committee (the “Compensation Committee”), we believe that the types of compensation vehicles we use and the relative proportion of the named executive officers’ total direct compensation represented by these vehicles is consistent with current competitive compensation practices. We believe our program’s performance measures align the interests of our stakeholders and our named executive officers by correlating pay to our short term and long term performance. We measure the competitiveness of our program for our executive officers against the median compensation for comparable positions at other companies in our benchmark market composed of other investor-owned utilities. Since compensation levels often vary based on company’s revenues, we adjust the Company’s revenues in the manner described below to align with the companies in the benchmark market. We then size-adjust the market data using revenue-based regression analysis to determine the market rates for our named executive officer positions. Our goal is to provide total direct compensation that is competitive with the market rates for each named executive officer. Based on the information supplied by the consultant, the total target direct compensation for each of our named executive officers was at or below the median of the benchmark market data for each of their positions at the beginning of 2015.

Our executive compensation program is designed to balance a number of objectives, as detailed in this CD&A. The following is a summary of the material elements of the compensation practices and policies that are part of our executive compensation program:

•	A substantial portion of our executives’ total direct compensation is performance-based;

•	A majority of the long-term equity incentives for our executives is performance-based;

•	The Company uses multiple metrics to assess performance in its long-term equity incentives;

•	The Company has an incentive compensation clawback policy for awards paid under its annual cash incentive plan and long-term equity incentive grants are subject to the applicable clawback policies implemented by the Board of Directors from time to time;

•	There are stock ownership guidelines for each named executive officer;

•	The Company has ceased the practice of providing tax gross-ups in any new change-in-control agreements;

•	The Company has an anti-hedging and pledging policy;

•	The Company’s change-in-control agreements are double trigger, in that the executive receives severance only if a change-in-control occurs and his employment is terminated within a designated period; and

•	The regular annual equity awards since 2011 are double trigger, requiring termination of employment following a change-in-control for payment prior to the normal payment date.

The table below shows the portion of each named executive officer’s 2014 total direct compensation that is considered performance-based (i.e., annual cash incentives and performance-based equity incentives).

Name	2014 Salary	2014 Cash Incentive Paid in 2015	2014 Peformance Units	2014 Restricted Stock Units	2014 Performance- based Restricted Stock Units	Total Percentage Performance- based Compensation
N. DeBenedictis	28%	36%	24%	0%	12%	72%
D. Smeltzer	36%	26%	25%	12%	0%	51%
C. Franklin	37%	28%	23%	11%	0%	51%
K. Kyriss	41%	21%	26%	13%	0%	47%
C. Luning	39%	25%	25%	12%	0%	49%

With respect to the grant date value of the annual equity incentive awards, 100% of the 2014 equity incentive awards for the Chief Executive Officer and at least 67% of the 2014 equity incentive awards for the other named executive officers are performance-based.

Objectives of Aqua America’s Compensation Program

Our executive compensation program is designed to motivate our executives to achieve our goals of providing our customers with quality, cost-effective and reliable water and wastewater services and providing our shareholders with a long-term, positive return on their investment.

Toward that end, our compensation program is designed to meet the following objectives:

•	Provide compensation levels that are competitive with those provided by other companies with which we may compete for executive talent;

•	Motivate executives to achieve annual customer service-oriented and asset management objectives and to implement strategic business initiatives, and reward them for their performance in achieving these objectives and initiatives;

•	Create a strong link between the compensation of our executives and our financial performance and increasing shareholder value; and

•	Retain executives of significant abilities.

Elements of Aqua America’s Compensation Program

Our executive compensation program is composed of the following seven elements, which we believe are important components of a well-designed, balanced and competitive compensation program:

•	Base Salary

•	Annual Cash Incentive Awards (referred to as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 44)

•	Long-term equity Incentives

•	Retirement Benefits

•	Non-Qualified Deferred Compensation Plans

•	Change-in-Control Agreements

•	Stock ownership guidelines

We utilize these elements to achieve the objectives of our compensation program as follows:

•	Competitively benchmarked base salaries are designed to attract and retain executives consistent with their talent and experience; market-based salary increases are designed to recognize the executives’ performance of their duties and responsibilities; and promotions and related salary increases are designed to encourage executives to assume increased job duties and responsibilities.

•	Annual cash incentive awards are intended to reward executives and other employees for: improving the quality of service to our customers; controlling the cost of service to our customers by managing expenses and improving performance; achieving economies of scale by the acquisition of additional water and wastewater systems that can benefit from our resources and expertise; disposing of under-performing systems where appropriate; and enhancing our financial viability and performance by the achievement of annual objectives.

•	Equity incentives are designed to reward executives and other employees for (1) enhancing our financial health, which also benefits our customers, (2) improving our long-term performance through both revenue increases and cost control, and (3) achieving increases in the Company’s equity and in absolute shareholder value and shareholder value relative to peer companies, as well as helping to retain executives due to the longer term nature of these incentives.

•	Retirement benefits are intended to assist executives and other employees to provide income for their retirement.

•	Our non-qualified deferred compensation plan is designed to allow eligible executives to manage their financial and tax planning and defer current income until a later date, including following retirement or other separation from employment without an additional contribution from the Company.

•	Change-in-control agreements with selected executive officers are designed to promote stability and dedication to shareholder value in the event of a fundamental transaction affecting the ownership of the Company and to enable the executives to evaluate such a transaction impartially.

•	Stock ownership guidelines are designed to focus executives on the long-term performance of the Company and align the interests of our executives with our shareholders by encouraging executives to maintain a significant ownership interest in the Company.

Benchmarking Competitive Compensation and the Role of the Compensation Committee’s Consultant

The Compensation Committee has retained Pay Governance, a nationally-recognized compensation consulting firm, as the Compensation Committee’s consultant to assist it in designing and assessing the competitiveness of our executive compensation program. Annually, the Compensation Committee has the consultant develop a market rate for base salary, total cash compensation and total direct compensation for each of the named executive officer positions, including the allocation between cash compensation and equity incentives. Each market rate represents the median compensation level that would be paid to a hypothetical, seasoned performer in a position having similar responsibilities and scope, in an organization of similar size and type as the Company.

In developing the market rates for the named executive officers, the Compensation Committee’s consultant used compensation data from all 57 investor-owned utilities in the utility industry database used by the consultant to determine the market rates for similarly situated executives of utility companies. The Compensation Committee believes that utilizing the data from only utility companies and adjusting the Company’s revenues as described below, to better align the Company’s data with the data in the utility industry compensation database, provides an appropriate comparison for determining the market rates for the Company’s named executive officers’ given that we are primarily a utility company. Also, due to the relatively limited number of investor-owned water utility companies of the Company’s size, the Compensation Committee believes that using the broader utility market data provides reasonable and reliable data for determining competitive compensation levels. All 57 companies in the utility industry compensation database used by the consultant are listed in Appendix A to this Proxy Statement. The Company has no involvement in the selection of the companies that are included in the database used by the consultant. Each company in Appendix A was used in the development of the market rates, as described in this paragraph.

The Company, the Compensation Committee and Pay Governance are mindful that compensation levels for executives of companies are often correlated with a company’s size as defined by revenues. In other words, executives in companies with higher revenues are generally paid more than executives with comparable positions in companies with lower revenues. The Compensation Committee and Pay Governance have concluded that the Company’s revenues under-represent the complexity and scope of the Company’s business given the Company’s low cost of goods sold relative to energy-based utilities. The cost of goods sold as a percentage of revenues is significant for energy-based utilities due to their fuel, gas and other power costs. These commodity costs are subsequently recovered through the revenues of the energy-based utilities as they are ultimately passed through to the customer. The Company, like other water utilities, does not have comparable commodity costs. The purpose of the adjusted revenue analysis is to create a consistent comparison to the compensation data in the utility compensation database used by Pay Governance by estimating the revenue that the Company would earn if its cost of goods sold was in similar proportion to that of the energy-based utilities that constitute the majority of the companies in the database. In order to determine a factor by which to adjust the Company’s annual revenues, the Compensation Committee recommended that the consultant analyze the income statements of a sample of delivery-focused (i.e., non-power generating) utilities, chosen by the consultant with no input from the Compensation Committee or management, to develop a typical cost of goods sold factor attributable to commodity costs.

The consultant’s analysis for 2014 determined that the commodity portion of the cost of goods sold averaged 50% of revenues for these companies and calculated what the Company’s adjusted revenues would be using this factor. Since there are certain complexities associated with procuring these commodities at the energy-based utilities, the consultant recommended, and the Compensation Committee agreed, that it would be appropriate to discount the market rates generated by the adjusted revenue methodology. Thus, it was agreed that the Company would use an average of the market data produced using the Company’s adjusted revenue scope with market data generated using the Company’s actual revenue scope in determining the market rates for the Company’s named executive officers.

Because the companies listed in Appendix A vary widely in terms of revenues, the consultant used regression analysis to size-adjust the benchmark data for each named executive officer’s revenue responsibility using the Company’s actual and adjusted revenues, where possible, and then averaging the results to determine market rates for base salary, total cash compensation and total direct compensation for each named executive officer. Tabular data was used where regression data was unavailable due to insufficient correlation between officer positions in the Company and the companies in the database and/or limited sample size to ensure the accuracy of the regression analysis. Regression analysis is an objective calculation that identifies a relationship between one variable (in this case, compensation) and another variable that is correlated to it (in this case, total company revenues). Therefore, in developing the market rates for base salary, total cash compensation, and total direct compensation, the consultant used regression analysis to determine what the companies in Appendix A would pay at the median for positions comparable to those of the Company’s named executive officers.

The Compensation Committee considers target total direct compensation levels that are within a range of 15% of the market median rates developed by the consultant for each position to be competitive. Variances within this range can be a result of performance, experience and other factors. At the beginning of 2015, the average of the target total cash compensation for the Company’s five named executive officers was 14% below the competitive benchmark, and the average of the target total direct compensation for the Company’s five named executive officers was 14% below the competitive benchmark. Payouts of prior cash incentives and changes in the value of equity incentives granted in previous years are not taken into account in determining the amounts of current awards because annual incentives are intended to reward annual performance and the Compensation Committee makes grants of equity incentives based on their grant date value and the applicable competitive benchmarks for each named executive officer’s position.

The Role of the Compensation Committee’s Consultant in the Executive Compensation Process

Pay Governance, the Compensation Committee’s independent compensation consultant, reviews the Company’s executive compensation program for the Compensation Committee and annually provides the data and analysis described above. The compensation consultant discusses the proposed actual compensation awards for the named executive officers and provides research and input to the Compensation Committee on changes to the compensation program.

In 2014, Pay Governance also analyzed the Company’s officer level employees to show the market rate for base salary, total cash compensation and total direct compensation, including the allocation between cash compensation and equity incentives. Pay Governance provides no other services to the Company other than serving as the Compensation Committee’s compensation consultant. The Compensation Committee has concluded that Pay Governance is an independent consultant after considering the factors relevant to Pay Governance’s independence from management, including the factors set forth in the NYSE and SEC rules regarding compensation consultant independence.

Other Considerations

The Compensation Committee also takes into consideration the results of the advisory votes on the Company’s executive compensation program for the few years prior to the year for which the executive compensation decisions are being made. Although a plurality of the Company’s shareholders approved holding the say on pay advisory vote once every three years, the Board of Directors elected to provide for an annual advisory vote.

Determination of Actual Compensation

The Compensation Committee determines the actual amount of each element of annual compensation to award to the Company’s named executive officers with the goal of having the target total direct compensation opportunity for each named executive officer generally within a range of 15% above or below the market median rate for his position over time. We emphasize pay for performance, especially for our higher-level executives. Therefore, the named executive officers tend to receive a substantial portion of their total annual compensation from annual cash incentives and equity incentives. In addition, the percentages of total direct compensation represented by base salary, annual cash incentive opportunities and equity incentives, respectively, for the named executive officers are generally in line with the percentages represented by these elements of total direct compensation for the competitive market rate benchmarks.

Base Salary

A competitive base salary is necessary to attract and retain a talented and experienced workforce. Actual salaries for the named executive officers are determined by the Compensation Committee by considering both the market median rate for the position and internal equity with both the other named executive officers and other employees of the Company. The Compensation Committee’s goal is to maintain base salaries generally within a range of 15% above or below the market median rate over time for each of the named executive officers, although deviations from this goal may occur due to promotions, and the time the executive has been in a particular salary grade. Base salaries are considered for adjustment annually and adjustments are based on general movement in external salary levels, changes in the market rate for the named executive officers’ positions, individual performance, internal equity and changes in individual duties and responsibilities. For 2014, the increases to the salaries for the named executive officers reflected these assessments and totaled 3.9%. The Chief Executive Officer’s 2014 base salary increase was 3%.

Annual Cash Incentive Awards

Annual cash incentives under the Annual Cash Incentive Compensation Plan are intended to motivate management to focus on the achievement of annual corporate and individual objectives that will, among other things, improve the level of service to our customers, control the cost of service and enhance our financial performance. The annual cash incentive portion of the compensation package is based on a target incentive award for each named executive officer, which is stated as a percentage of his base salary. The Compensation Committee selects a target annual incentive percentage for each named executive officer so that the executive’s target total cash compensation, consisting of base salary and target annual cash incentive, when combined with the executive’s target equity incentives, is generally in a range of 15% above or below the total direct compensation for the market median rate for that position. The target incentive award for 2014 as a percentage of base salary for each of the named executive officers was: Nicholas DeBenedictis 80%; David P. Smeltzer 55%; Christopher H. Franklin 55%; Karl M. Kyriss 55%; and Christopher P. Luning 45%.

Actual annual incentive awards for executive officers are calculated using the following formula:

Salary x Target Incentive Percentage x Company Factor x Individual Factor

The “Company Factor” for the named executive officers is a percentage based on the performance of the Company against an annual financial target.

The “Individual Factor” is a percentage based on the executive’s performance against individual objectives established separately each year for each executive.

The Company Factor ranges from 35% of target (if 75% of the annual financial performance target is achieved), to 125% of target (if 110% or more of the annual financial target is achieved). The Company Factor will be 0% if the Company does not achieve at least 75% of the annual financial performance target. The scale for determining the Company Factor is as follows:

	Percent of Target	Company Factor
Threshold	<75%	0%
	75	35
	80	40
	85	45
	90	60
	95	80
	100	100
	105	110
Maximum	>110	125

We believe this approach strikes a reasonable balance between pay for performance and encouraging our management team to make appropriate decisions for the longer-term interest of the Company. For the period of 2012 through 2014, the achievement of the Company Factors for the named executive officers ranged from 113% to 125%.

The financial performance target established as the Company Factor for 2014 for the named executive officers was Aqua America’s budgeted annual net income. Net income is utilized as the performance metric because it is a key performance metric for management, is impacted by management’s efforts to control costs for the benefit of the Company’s customers, and growth in net income forms the basis for enhancing shareholder value. Adjustments may be made to the actual net income results to reflect the impact of: changes in reporting / classification not impacting economic substance but inadvertently impacting the comparison to target; changes in accounting related to the adoption of new accounting standards; and other factors as designated by the Compensation Committee.

For purposes of determining the Company Factor for 2014, the range of 75% to 110% of Aqua America’s net income was $165,139 to $242,204.

For 2014, (1) the 100% Company Factor amount was $220,185, (2) the actual Company Factor amount was $233,239 and (3) the resulting Company Factor for each named executive officer for purposes of calculating the annual cash incentive award earned for 2014, and paid in 2015, was 113%. The 2014 100% Company Factor amount represents the amount of net income required for the named executive officers to achieve a resulting Company Factor of 100%.

The Individual Factor ranges from 0% to 150% and is determined based on the individual named executive officer’s performance against separate objectives established each year for each executive, along with discretionary points based on the individual’s performance. Each named executive officer has approximately 10 individual objectives each year. The Compensation Committee and Board of Directors approve the objectives for the Chief Executive Officer, and the Chief Executive Officer approves the objectives and point weighting for each objective for the other named executive officers. The other named executive officer’s must achieve objectives with a point rating of at least 70 points to be eligible to receive an annual cash incentive award and the maximum points that an executive can achieve based on the executive’s performance against his objectives is 110 points. Up to 40 discretionary points can be awarded for exceptional performance or for achievements on matters not covered by the executive’s original objectives, for a maximum total Individual Factor of 150%. For the Chief Executive Officer, the Individual Factor is based on the overall assessment by the Compensation Committee and the Board of Directors of his achievements with respect to his objectives with a maximum of 150 points for all the objectives combined. Thus, the maximum Individual Factor rating he can achieve is 150% based on achieving all of his objectives for the year.

The individual annual objectives established for the named executive officers will vary depending on their primary areas of responsibility, but the majority of the objectives can be categorized into common areas of emphasis. These common areas of emphasis are customer growth and strategy, improving customer service, employee safety, cost control, performance improvement, compliance and revenue improvement. The Compensation Committee and the Chief Executive Officer considers the named executive officers’ annual objectives to be achievable, but challenging. The individual objectives for the named executive officers in 2014 focused on the following areas:

Nicholas DeBenedictis

•	Strategic planning

•	Succession planning

•	Improved customer service

•	Customer and revenue growth / new ventures

•	Capital planning / environmental compliance

•	Managing controllable costs / improve operational efficiency

•	Legislative / public policy initiatives

•	Investor relations

•	Board governance practices

David P. Smeltzer

•	Strategic tax initiatives

•	Sarbanes-Oxley Act compliance

•	Reduction of regulated earnings gap

•	Operating cost control

•	Efficient debt financing & Treasury operations

•	Regulatory initiatives

•	Customer growth initiatives

Christopher H. Franklin

•	Customer and revenue growth

•	Water quality

•	Operational efficiencies

•	Organizational change management

•	Operating cost control

•	Employee safety

•	Labor negotiations

•	Environmental compliance

•	Customer satisfaction

Karl M. Kyriss

•	Regulated and non-regulated capital investment

•	Regulated and non-regulated corporate development

•	Strategic planning

•	Engineering

•	Revenue improvements

•	Cost control

•	Procurement improvements

•	I/S systems utilization expansion

Christopher P. Luning

•	Customer growth initiatives

•	Strategic planning

•	Regulatory compliance and risk management

•	Healthcare and human resources management

•	Operating cost control

•	Litigation and claims management

•	Insurance management

•	Administration of the retirement plan investment management

For the period of 2012 through 2014, the Compensation Committee and the Chief Executive Officer determined that the Individual Factors achieved by the named executive officers based on their performance against their objectives and discretionary points have ranged from 86% to 150%. In 2014, the named executive officers substantially met or exceeded their individual objectives and as a result, the Individual Factors for the named executive officers for 2014 were: Nicholas DeBenedictis –145%; David P. Smeltzer – 120%; Christopher H. Franklin – 124%; Karl M. Kyriss – 86%; and Christopher P. Luning – 116%.

Actual cash incentive awards under the Annual Cash Incentive Compensation Plan (the “Annual Plan”) for the named executive officers are determined based on the applicable Company Factor, certified by the Company’s Chief Financial Officer and Director of Internal Audit, and each named executive officer’s Individual Factor. For the Chief Executive Officer, the Board of Directors reviews and approves his Individual Factor based on the Compensation Committee’s assessment of the Chief Executive Officer’s performance against his objectives. For the other named executive officers, the Compensation Committee reviews and approves the Individual Factors based on the Chief Executive Officer’s assessment of the named executive officers’ performance against their objectives and possible discretionary points recommended by the Chief Executive Officer. Regardless of Aqua America’s financial performance, the Compensation Committee retains the authority to determine the final Company Factor, and the actual payment and amount of any annual cash incentive award is always subject to the discretion of the Compensation Committee. This year, the Compensation Committee exercised its discretion to grant an annual cash incentive to a named executive officer outside of the provisions of the Annual Plan and granted Mr. Luning a $15,000 special award due to his handling of several matters. The Compensation Committee did not exercise its discretion to deny a cash incentive award to a named executive officer that was otherwise earned under the Annual Plan.

Based on the above-described factors, the following table shows the target annual cash incentive and the actual annual cash incentive approved by the Compensation Committee for 2014 for the named executive officers. The target annual cash incentive is calculated assuming a 100% Company Factor and a 100% Individual Factor for each of the named executive officers, except the Chief Executive Officer, for whom the target assumes a 150% Individual Factor based on how the Compensation Committee assesses his overall performance as described above.

Name	2014 Target Cash Incentive	2014 Actual Cash Incentive
N. DeBenedictis	$808,406	$883,049
D. Smeltzer	$198,275	$268,861
C. Franklin	$181,280	$254,010
K. Kyriss	$181,280	$176,680
C. Luning	$123,750	$176,512

Equity Incentives

Our use of equity incentives is intended to reward our named executive officers for: (1) enhancing the Company’s financial health, which also benefits our customers; (2) improving our long-term performance through both revenue increases and cost control; and (3) achieving increases in the Company’s equity and shareholder value, as well as helping to retain executives due to the longer term nature of these incentives. Under the terms of our 2009 Omnibus Equity Compensation Plan as amended (the “Plan”), the Compensation Committee and the Board of Directors may grant stock options, dividend equivalents, stock units, stock awards, stock appreciation rights and other stock-based awards to officers, directors, key employees and key consultants of Aqua America and its subsidiaries who are in a position to contribute materially to the successful operation of our business.

As part of its review of the total compensation package for our named executive officers, the Compensation Committee annually reviews our equity incentive compensation program. Starting in 2011, the Compensation Committee began using a combination of performance units and restricted stock units to better link the named executive officer’s long-term incentive compensation to performance enhancements that result in increased shareholder value and enhance our long-term financial stability, which also benefits our customers, and to help retain our executives.

We aim to strike a balance between the incentive and retention goals of our equity grants. All of the equity grants to our Chief Executive Officer are subject to performance goals, as described below. For our other named executive officers, two-thirds of their equity grant value as of the grant date is in the form of performance share units, with the performance metrics described below, and one-third is in the form of time-based restricted stock units.

Annual restricted stock or restricted stock unit grants (together referred to as restricted stock) entitle the grantee to receive the number of shares granted at the end of a given period of time, or in increments over a period of years on the anniversaries of the grant date, provided the grantee remains an employee of the Company, unless separation is due to death, disability, retirement or termination following a Change in Control. For annual restricted stock grants to the named executive officers in 2011 and thereafter, dividends or dividend equivalents on the restricted stock are accumulated and paid when the shares of restricted stock are paid. The 2013 annual grant of restricted stock to the Chief Executive Officer vests in equal annual installments over two years, with vesting subject to the Company’s return on equity exceeding the Company’s average return on equity for the 5-year period of 2008 through 2012 in either 2013 or 2014. In 2013, the Company’s return of equity exceeded the Company’s average return on equity for the 5-year period of 2008 through 2012. The 2014 annual grant of restricted stock to the Chief Executive Officer vests 100% on June 30, 2015, with vesting subject to the Company’s 2014 return on equity exceeding 11%. In 2014, the Company’s return on equity exceeded 11%. The performance metrics for the 2013 and 2014 restricted share grant to the CEO represent performance goals tied to return on investment, consistent with the types of performance goals for performance-based compensation under the 2009 Omnibus Equity Compensation Plan. The restricted stock grants to the other named executive officers vest 100% after three years, with vesting subject solely to continued service with the Company. The CEO did not receive any restricted stock or restricted stock unit grants in 2015 but received a payment of cash in an amount equal to one-third of the total grant date value of the equity grant that he would have received.

Performance share or performance share unit grants (together referred to as performance shares) provide the grantee with the opportunity to earn awards of shares based on performance against designated metrics. Participants are granted a target number of shares that can increase to 200% of the target or decrease to zero based on the Company’s actual performance compared to the designated metrics. For the performance share grants made by the Company in 2015, the period over which the Company’s performance will be measured will be the three-year period of 2015 through 2017. The performance metrics for the 2015 performance share grants represent performance goals tied to total return to shareholders, cost reduction goals and earnings before taxes, consistent with the types of performance goals for performance-based compensation under the 2009 Omnibus Equity Compensation Plan. Dividends on the performance shares will accrue and be paid when the performance shares are paid based on the number of shares actually earned, if any.

The performance goals for the performance shares granted in 2015 are as follows:

•	For 30% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the Company’s total shareholder return (“TSR”) over the performance period compared to the TSR for the companies in the S&P Midcap Utility Index, based on the following table:

Ordinal Ranking of the Company (including the Company) Versus Peer Group	Pmt as a % of Target Award (18 Peer Co’s)	Pmt as a % of Target Award (17 Peer Co’s)	Pmt as a % of Target Award (16 Peer Co’s)	Pmt as a % of Target Award (15 Peer Co’s)	Pmt as a % of Target Award (14 Peer Co’s)
Rank	Payout	Payout	Payout	Payout	Payout
1	200.0%	200.0%	200.0%	200.0%	200.0%
2	197.2%	195.6%	193.8%	191.7%	189.3%
3	183.3%	180.9%	178.1%	175.0%	171.4%
4	169.4%	166.2%	162.5%	158.3%	153.6%
5	155.6%	151.5%	146.9%	141.7%	135.7%
6	141.7%	136.8%	131.3%	125.0%	117.9%
7	127.8%	122.1%	115.6%	108.3%	100.0%
8	113.9%	107.4%	100.0%	91.7%	82.1%
9	100.0%	92.6%	84.4%	75.0%	64.3%
10	86.1%	77.9%	68.8%	58.3%	0.0%
11	72.2%	63.2%	53.1%	0.0%	0.0%
12	58.3%	0.0%	0.0%	0.0%	0.0%
13	0.0%	0.0%	0.0%	0.0%	0.0%
14	0.0%	0.0%	0.0%	0.0%	0.0%
15	0.0%	0.0%	0.0%	0.0%
16	0.0%	0.0%	0.0%
17	0.0%	0.0%
18	0.0%

•	For another 30% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the Company’s TSR at the end of the performance period compared to the TSR for the six other large investor-owned water companies (American Water Works Company, American States Water Company, Connecticut Water Service, Inc., California Water Service Group, Middlesex Water Company and SJW Corporation), based on the following table:

Ordinal Ranking of the Company (including the Company) Versus Peer Group	Payout as a % of Target Award (7 Peer Companies)	Payout as a % of Target Award (6 Peer Companies)	Payout as a % of Target Award (5 Peer Companies)	Payout as a % of Target Award (4 Peer Companies)	Payout as a % of Target Award (3 Peer Companies)
1st	200%	200%	200%	200%	200%
2nd	170%	160%	150%	125%	100%
3rd	130%	125%	100%	50%	0%
4th	100%	75%	50%	0%	N/A
5th	50%	25%	0%	N/A	N/A
6th	0%	0%	N/A	N/A	N/A
7th	0%	N/A	N/A	N/A	N/A

•	For another 20% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the average of the annual ratio of operations and maintenance expense to revenues over the period of 2015 through 2017 for the Company’s Aqua Pennsylvania operations using the following scale:

2015 - 2017 O&M RATIO METRIC
Aqua PA O&M Ratio 3 YR Avg	Rating (% of 20% PSU’s Earned)
31.8	50%
31.6	60%
31.4	70%
31.2	80%
31.0	90%
30.8	100%
30.6	110%
30.4	120%
30.2	130%
30.0	140%
29.8	150%
29.6	160%
29.4	170%
29.2	180%
29.0	190%
28.8	200%

•	For the remaining 20% of the performance shares granted, the number of shares to be paid out at the end of the performance period (2015-2017) will be determined based on the Company’s total cumulative income from continuing operations before income taxes plus the Company’s income from discontinued operations before income taxes, less the corresponding amounts from Aqua Pennsylvania over the period of 2015 through 2017 using the following scale:

2015 - 2017 NON PA EBT
Non- Pennsylvania 3 Year EBT	Percent of 20% of Performance Shares Earned
$235,200	50%
$240,200	60%
$245,200	70%
$250,200	80%
$255,200	90%
$260,200	100%
$262,700	110%
$265,200	120%
$267,700	130%
$270,200	140%
$272,700	150%
$275,200	160%
$277,700	170%
$280,200	180%
$282,700	190%
$285,200	200%

Adjustments can be made to the Aqua Pennsylvania operations and maintenance expense ratio or the non-Aqua Pennsylvania earnings before taxes to reflect changes in accounting related to new accounting standards, changes due to regulatory requirements, unbudgeted transaction costs associated with potential or completed transactions and other factors as designated by the Compensation Committee.

The performance goals for the performance shares granted in 2014 are as follows:

•	For 30% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the Company’s total shareholder return (“TSR”) over the performance period compared to the TSR for the companies in the S&P Midcap Utility Index, based on the following table:

Percentile Ranking Versus Peers	Payout as a % of Target
90th	200%
50th	100%
30th	50%
Below 30th	0%

•	For another 30% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the Company’s TSR at the end of the performance period compared to the TSR for the six other large investor-owned water companies (American Water Works Company, American States Water Company, Connecticut Water Service, Inc., California Water Service Group, Middlesex Water Company and SJW Corporation), based on the following table:

Ordinal Ranking (including Aqua) Versus Peers	Payout as a % of Target (6 companies)[1]
1st	200%
2nd	170%
3rd	130%
4th	100%
5th	50%
6th	0%
7th	0%

[1]	The grant provides for alternative rankings if the number of investor-owned water companies decreases.

•	For another 20% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the average of the annual ratio of operations and maintenance expense to revenues over the period of 2013 through 2015 for the Company’s Aqua Pennsylvania operations using the following scale:

AQUA PENNSYLVANIA O&M RATIO METRIC
Aqua Pennsylvania 3-year Average O&M Ratio (2014-2016)	Percent of 20% of Performance Shares Earned
33.1%	50%
32.1%	100%
30.1%	200%

If Aqua Pennsylvania’s ratio of operations and maintenance expense to revenues is below the 33.1% level and falls between the measuring points on the foregoing schedule, the percentage vesting will be based on linear interpolation between the applicable measuring points.

•	For the remaining 20% of the performance shares granted, the number of shares to be paid out at the end of the performance period (2014 – 2016) will be determined based on the Company’s total cumulative income from continuing operations before income taxes plus the Company’s income from discontinued operations before income taxes, less the corresponding amounts from Aqua Pennsylvania over the period of 2013 through 2015 using the following scale:

NON-PENNSYLVANIA EARNINGS BEFORE TAXES
Non-Pennsylvania 3-year Combined Earnings Before Taxes ($000’s omitted)	Percent of 20% of Performance Shares Earned
$225,400	50%
$250,400	100%
$275,400	200%

•	If the Company’s non-Aqua Pennsylvania earnings before taxes is above $225,400 and falls between the measuring points on the foregoing schedule, the percentage vesting will be based on linear interpolation between the applicable measuring points.

Adjustments can be made to the Aqua Pennsylvania operations and maintenance expense ratio or the non-Aqua Pennsylvania earnings before taxes to reflect changes in accounting related to new accounting standards, changes due to regulatory requirements, unbudgeted transaction costs associated with potential or completed transactions and other factors as designated by the Compensation Committee.

The performance goals for the performance shares granted in 2013 are as follows:

•	For 30% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the Company’s total shareholder return (“TSR”) over the performance period compared to the TSR for the companies in the S&P Midcap Utility Index, based on the following table:

Percentile Ranking Versus Peers	Payout as a % of Target
90th	200%
50th	100%
30th	50%
Below 30th	0%

•	For another 30% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the Company’s TSR at the end of the performance period compared to the TSR for the six other large investor-owned water companies (American Water Works Company, American States Water Company, Connecticut Water Service, Inc., California Water Service Group, Middlesex Water Company and SJW Corporation), based on the following table:

Ordinal Ranking (including Aqua) Versus Peers	Payout as a % of Target (6 companies)[1]
1st	200%
2nd	170%
3rd	130%
4th	100%
5th	50%
6th	0%
7th	0%

[1]	The grant provides for alternative rankings if the number of investor-owned water companies decreases.

•	For another 20% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the average of the annual ratio of operations and maintenance expense to revenues over the period of 2013 through 2015 for the Company’s Aqua Pennsylvania operations using the following scale:

AQUA PENNSYLVANIA O&M RATIO METRIC
Aqua Pennsylvania 3-year Average O&M Ratio (2013-2015)	Percent of 20% of Performance Shares Earned
31.41%	50%
30.41%	100%
28.41%	200%

If Aqua Pennsylvania’s ratio of operations and maintenance expense to revenues is below the 31.41% level and falls between the measuring points on the foregoing schedule, the percentage vesting will be based on linear interpolation between the applicable measuring points.

•	For the remaining 20% of the performance shares granted, the number of shares to be paid out at the end of the performance period (2013 – 2015) will be determined based on the Company’s total cumulative income from continuing operations before income taxes plus the Company’s income from discontinued operations before income taxes, less the corresponding amounts from Aqua Pennsylvania over the period of 2013 through 2015 using the following scale:

NON-PENNSYLVANIA EARNINGS BEFORE TAXES
Non-Pennsylvania 3-year Combined Earnings Before Taxes ($000’s omitted)	Percent of 20% of Performance Shares Earned
$218,454	50%
$242,727	100%
$267,000	200%

•	If the Company’s non-Aqua Pennsylvania earnings before taxes is above $218,454 and falls between the measuring points on the foregoing schedule, the percentage vesting will be based on linear interpolation between the applicable measuring points.

Adjustments can be made to the Aqua Pennsylvania operations and maintenance expense ratio or the non-Aqua Pennsylvania earnings before taxes to reflect changes in accounting related to new accounting standards, changes due to regulatory requirements, unbudgeted transaction costs associated with potential or completed transactions and other factors as designated by the Compensation Committee.

The Performance Period for the PSUs granted in 2012 ran through December 31, 2014. The performance goals for the PSUs granted in 2012 were as described below.

•	For 25% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the Company’s total shareholder return (“TSR”) over the performance period compared to the TSR for the companies in the S&P Midcap Utility Index, based on the following table:

Percentile Ranking Versus Peers	Payout as a % of Target
90th	200%
50th	100%
30th	50%
Below 30th	0%

If the Company’s TSR rank is above the 30th percentile and falls between the measuring points on the foregoing schedule, the percentage vesting will be based on linear interpolation between the applicable measuring points.

•	For another 25% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the Company’s TSR at the end of the performance period compared to the TSR for the six other large investor-owned water companies (American Water Works Company, American States Water Company, Connecticut Water Service, Inc., California Water Service Group, Middlesex Water Company and SJW Corporation), based on the following table:

Ordinal Ranking (including Aqua) Versus Peers	Payout as a % of Target (6 companies)[1]
1st	200%
2nd	170%
3rd	130%
4th	100%
5th	50%
6th	0%
7th	0%

[1]	The grant provides for alternative rankings if the number of investor owned water companies decreases.

•	For the remaining 50% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the Company’s compound annual growth rate in earnings per share over the performance period, based on the following table:

Aqua America Compound Annual EPS Growth Rate (2012-2014)	Payout as a % of Target
10%	200%
9%	180%
8%	160%
7%	140%
6%	120%
5%	100%
4%	87.5%
3%	75%
2%	62.5%
1%	50%
0%	0%

In February 2015, the Compensation Committee certified the Company’s performance against the performance goals for the 2012 PSUs, noting that the Company’s TSR was ranked 3rd among the six other water companies, the Company’s TSR was in the 50th percentile among the companies in the S&P Midcap Utilities Index, and the Company achieved a 19.9% compound annual EPS growth rate for the period 2012 through 2014. As a result, the Company achieved a 152% payout on the PSUs granted in 2012.

2012 PSU Metrics	Payout	Weight	Percentage
Metric 1	130%	25%	32.5%
Metric 2	78%	25%	19.5%
Metric 3	200%	50%	100.0%

			152.0%

The Compensation Committee bases its annual equity incentive awards for the executives on the competitive levels for these awards as described herein and does not consider any increase or decrease in the value of past equity incentive awards in making this decision. In considering the number of equity incentive awards to be granted in total to all employees each year, the Compensation Committee considers the number of equity incentive awards outstanding and the number of equity incentive awards to be awarded as a percentage of Aqua America’s total shares outstanding. The number of equity incentive awards granted annually to all employees has been less than 1.0% of Aqua America’s total shares outstanding per year for the past several years.

Equity incentive awards are generally all made on the same grant date. It is our policy to make the grant date of equity compensation grants the date that the Compensation Committee approves the grants, which is either the date of the Compensation Committee’s meeting or the date of the Board meeting following the Compensation Committee’s meeting. The dates for all Board and Compensation Committee meetings, including the dates for the Compensation Committee to approve the equity grants, are set in advance, subject to changes for scheduling conflicts, and are independent of the timing of our disclosure of any material non-public information other than our normal annual earnings release.

Retirement Plans

Our qualified retirement plans are intended to provide competitive retirement benefits to help attract and retain employees. Our non-qualified retirement plans are intended to: (1) provide executives with a retirement benefit that is comparable on a percentage of salary basis to that of our other employees participating in our qualified pension plan by providing the benefits that are limited under current Internal Revenue Service regulations; and (2) provide our Chief Executive Officer with a total retirement benefit based on 25 years of service at normal retirement age. Starting in 2009, the Company began to fund the trust for the benefits under the non-qualified retirement plans using trust-owned life insurance. An executive’s retirement benefits under our qualified and non-qualified retirement plans are not taken into account in determining the executive’s current compensation. Effective December 31, 2014, the named executive officers ceased accruing a benefit under the Retirement Plan. Specifically, their plan compensation and credited service for purposes of determining their benefits was frozen in the Retirement Plan as of December 31, 2014. Vesting service will continue to accrue in the Retirement Plan as long as the named executive officer remains employed by the Company.

Non-qualified Deferred Compensation Plans

We maintain a non-qualified Executive Deferred Compensation Plan (the “Executive Deferral Plan”) that allows eligible members of management to defer all or a portion of their salary and annual cash incentives, which enables participants to save for retirement and other life events in a tax-effective manner. Deferred amounts are deemed invested in one or more mutual funds selected by the participant under trust-owned life insurance policies on the lives of eligible executives. In addition, in order to provide executives with the full Company matching contribution available to other employees under our qualified plans, executives who choose to defer up to six percent of their salary under one of Aqua America’s 401(k) plans, but do not receive the full Aqua America matching contribution under such qualified plans due to the Internal Revenue Service regulations limiting the total dollar amount that can be deferred under a 401(k) plan ($16,500 for 2012 and $17,500 for 2013 and 2014), receive the portion of the Aqua America matching contribution that would otherwise be forfeited by the executive as an Aqua America contribution into the Executive Deferral Plan. Effective January 1, 2009, the Company began to fund the trust holding amounts deferred by the participants in the Executive Deferral Plan using trust-owned life insurance. A named executive officer’s deferrals, Aqua America’s contributions and earnings on deferrals and contributions under our non-qualified deferred compensation plan are not taken into account in determining the named executive officer’s current compensation.

Severance Plans

All eligible salaried employees, including the named executive officers other than the Chief Executive Officer, are covered by our severance policy. The policy provides eligible employees, subject to the terms of the policy, with a severance benefit of two weeks of the employee’s weekly base salary per credited year of service if the employee’s employment is terminated because the employee’s position is discontinued due to business conditions or reorganization and no comparable employment is available and offered to the employee. The policy provides eligible employees a minimum severance benefit of four weeks and a maximum benefit of 26 weeks of the employee’s base weekly salary at the time of termination and a minimum of one month of continued medical benefits and a maximum of six months of continued medical benefits following termination. An employee must sign a general release in order to receive these severance benefits.

Our Chief Executive Officer is entitled to the benefits under his Employment Agreement described on pages 52 through 54 if his employment is terminated (a) by the Company without cause, (b) by the Chief Executive Officer for good reason or (c) by his death or disability as set forth in the Employment Agreement, whether or not that termination occurs after a change-in-control.

Change-in-Control Agreements

We maintain change-in-control agreements with the named executive officers. These change-in-control agreements are intended to minimize the distraction and uncertainty that could affect key management in the event we become involved in a transaction that could result in a change in control of Aqua America, enable the executives to impartially evaluate such a transaction, provide a retention incentive to our named executive officers and encourage their attention and dedication to their duties and responsibilities in the event of a possible change-in-control. Under the terms of these agreements, the covered named executive officer is entitled to certain severance payments and a payment in lieu of the continuation of benefits if he experiences a termination of employment other than for cause, or in the event the executive resigns for good reason, as defined in the agreements, within two years following a change-in-control of Aqua America. (See the description of “Potential Payments Upon Termination or Change-in-Control” on pages 52 through 59.)

These change-in-control agreements are referred to as “double trigger” agreements because they only provide a benefit to executives whose employment is terminated, or who have good reason to resign, following a change-in-control. These change-in-control agreements do not provide any payments or benefits to the covered executives merely as a result of a change-in-control. The normal annual restricted stock and performance share grants to the named executive officers since 2011 contain double trigger provisions. Only the agreement with our Chief Executive Officer (signed in 1992) includes a provision allowing him to receive the benefits under the agreement if he resigns within 12 months after a change-in-control as a result of his determination that circumstances have changed with respect to Aqua America and he is no longer able to effectively perform his duties and responsibilities. Because of the unique role of a chief executive officer in a corporation, we believe that such a provision is appropriate. Each of the change-in-control agreements, except the agreement with the Chief Executive Officer, limit the amount of the payments under the agreements to the Internal Revenue Service’s limitation on the deductibility of these payments under Section 280G of the Internal Revenue Code (the “Code”). The agreement with the Chief Executive Officer does not contain this limitation and requires Aqua America to reimburse him for certain tax impacts if the payments under his agreement exceed the Section 280G limit by at least 10%. (See “The Impact of Tax Considerations on Executive Compensation Decisions” on page 41). Payment under the Chief Executive Officer’s agreement is, however, contingent on his compliance with a 12-month non-compete agreement.

The Company has determined that there will be no tax gross-ups in any new change-in-control agreements with executives in the future and that all such agreements will be subject to the limitations under Section 280G of the Code.

We believe that the multiples of compensation and other benefits provided under the change-in-control agreements, as described on pages 53 through 59 are consistent with the multiples in the market. Named executive officers who receive payments under their change-in-control agreements in connection with their separation from employment following a change-in-control will not be entitled to any payments under our normal severance policy, nor will our Chief Executive Officer be entitled to receive the separate severance payment under his Change in Control and Severance Agreement for a termination following a change-in-control.

The Role of Management in the Executive Compensation Process

Our Senior Vice President and General Counsel assists the Compensation Committee by preparing schedules showing the present compensation of executives and compiling the recommended salary grade midpoints, market rates, target annual cash incentives and target range of equity compensation awards from the information provided by the Compensation Committee’s consultant. Our Chief Executive Officer compiles and presents the supporting information for the individual executives’ performance against their objectives and his recommendations for any discretionary points for the calculation of the Individual Factor under the Annual Cash Incentive Compensation Plan. He also provides the Compensation Committee with his recommendations for annual salary increases, any changes in target annual cash incentive percentages and equity incentive awards for the other executive officers. Our Chief Executive Officer also provides the Compensation Committee with a self-assessment of his performance against his objectives. Our Chief Financial Officer provides the Compensation Committee with certifications as to our financial performance for purposes of determining the Company Factor for the Annual Cash Incentive Compensation Plan, our performance against the criteria established by the Compensation Committee for the vesting of restricted stock grants and the payment of performance shares. These financial measures are also certified by our Director of Internal Audit. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation awards for the named executive officers other than himself, but the ultimate decisions regarding compensation for these officers are made by the Compensation Committee.

The Impact of Tax Considerations on Executive Compensation Decisions

While Aqua America’s executive compensation program is structured to be sensitive to the deductibility of compensation for federal income tax purposes, the program is principally designed to achieve our objectives as described above. Section 162(m) of the Code generally precludes the deduction for federal income tax purposes of more than $1 million in compensation (including long-term incentives) paid individually to our Chief Executive Officer and the other named executive officers in any one year, subject to certain specified exceptions. We have determined that it may be appropriate for our Chief Executive Officer’s compensation to be at a level such that a portion is not entirely deductible for federal income tax purposes.

As noted above, under the change-in-control agreement with our Chief Executive Officer, our payments to our Chief Executive Officer will not be subject to limitations under Section 280G of the Code if the amounts payable to him under his agreement exceed the Section 280G limit by more than 10%, and, therefore, a portion of the payments may not be deductible. If the amounts payable to our Chief Executive Officer exceed the Section 280G limit by more than 10%, he shall be paid an additional amount such that the net amount he retains after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon such additional amount shall be equal to the payment otherwise due under the agreement. We included these provisions in our Chief Executive Officer’s change-in-control agreement because we did not want the potential excise tax to serve as a disincentive to our Chief Executive Officer’s pursuit of a change-in-control transaction that might otherwise be in the best interests of our shareholders. We believe that, in light of our Chief Executive Officer’s record of performance, this determination is appropriate.

Equity Ownership Requirements/Anti-Hedging

In 2005, the Board of Directors established stock ownership guidelines for the named executive officers to encourage these executives to maintain a significant ownership interest in the Company and to help align the interests of these executive officers with the long-term performance of the Company. In 2012, these guidelines were modified to recognize the different levels of executives who may be among the named executive officers and to state the guidelines in terms of the number of shares to be held rather than a dollar value, in order to avoid fluctuations in the number of shares to be held based on variations in the Company’s stock price. In establishing the number of shares to be held, the Compensation Committee used a round number of shares, the value of which approximates the following multiples of the midpoint of the base salary grade for the executives:

Position	Approximate Multiple of Salary Midpoint	Number of Shares
Chief Executive Officer	5	150,000
Executive Vice President	3	40,000
Senior Vice President	2	20,000

	OFFICER OWNERSHIP
Name	Position	Shareholdings
Nicholas DeBenedictis	Chief Executive Officer	251,638
David Smeltzer	Executive Vice President	97,652
Christopher Franklin	Executive Vice President	57,110
Karl Kyriss	Executive Vice President	47,622
Christopher Luning	Senior Vice President	18,159

Each named executive officer is expected to have shareholdings consistent with these guidelines within five years after becoming a named executive officer or after receiving a significant promotion. Each of the named executive officers other than the Chief Executive Officer received a significant promotion in 2012, starting a new five-year period.

Shareholdings, as defined for ownership requirement purposes include shares held directly or beneficially, and shares under our Employee Stock Purchase Plan or 401(k) plans. Shareholdings do not include exercisable stock options, restricted shares still subject to restrictions or performance shares before being earned. An executive who has not achieved the guideline within this five-year period is expected to retain one-half of any equity awards, after any required tax withholding, in Company stock and to use 10% of any annual cash incentive awards after tax to purchase shares of Company stock until the guideline is met.

It is the Company’s policy not to permit hedging, pledging without clearance from the Company’s General Counsel or short-selling of the Company’s stock by its executive officers.

Clawback of Incentive Compensation

In the event of a significant restatement of our financial results caused by executive fraud or willful misconduct, the Compensation Committee reserves the right to review the cash incentive compensation received by the executives with respect to the period to which the restatement relates, recalculate Aqua America’s results for the period to which the restatement relates and seek reimbursement of that portion of the cash incentive compensation that was based on the misstated financial results from the executive or executives whose fraud or willful misconduct was the cause of the restatement. In addition, starting with the performance share unit grants and restricted share unit grants in 2014, all shares issued pursuant to those grants shall be subject to any applicable recoupment or clawback policies and other policies implemented by the Board, as in effect from time to time.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis on pages 22 through 42 with management. Based on this review and discussion, the Executive Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Proxy Statement for the 2015 Annual Meeting of Shareholders.

Respectfully submitted,

William P. Hankowsky, Chairman

Lon R. Greenberg

Ellen T. Ruff

CURRENT COMPENSATION

The following Summary Compensation Table shows compensation paid or earned by the Company’s Principal Executive Officer, Principal Financial Officer and the next three most highly compensated executive officers of the Company (collectively, the “named executive officers”) during the fiscal years ended December 31, 2012, 2013, and 2014.

	SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)
Nicholas DeBenedictis	2014	693,847	—	867,330	883,049	957,500	45,216	3,446,942
Chief Executive Officer	2013	648,555	—	1,405,530	892,974	122,441	124,093	3,193,593
(Principal Executive Officer)	2012	629,231	—	969,726	892,969	884,665	125,306	3,501,897
David P. Smeltzer	2014	371,296	—	377,100	268,861	715,175	20,975	1,753,407
Executive V.P. and Chief	2013	347,115	—	407,400	256,148	13,752	33,444	1,057,859
Financial Officer	2012	338,846	—	281,080	240,975	603,767	39,639	1,504,307
(Principal Financial Officer)
Christopher H. Franklin	2014	339,471	—	316,764	254,010	571,849	17,223	1,499,317
Executive V.P. and President	2013	317,116	—	366,660	242,064	54,689	27,375	1,007,904
and Chief Operating Officer,	2012	307,885	—	252,972	240,250	332,989	34,015	1,168,111
Regulated Operations
Karl M. Kyriss	2014	339,471	—	316,764	176,680	420,462	20,956	1,274,333
Executive V.P. and President,	2013	317,116	—	366,660	171,216	68,702	31,964	955,658
Aqua Capital Ventures	2012	303,092	—	252,972	232,500	478,144	36,571	1,303,279
Christopher P. Luning	2014	278,269	—	263,970	176,512	174,769	10,038	903,558
Senior Vice President, General	2013	237,019	—	183,330	164,820	8,318	18,090	611,577
Counsel and Secretary	2012	200,153	—	112,432	104,934	88,964	22,432	528,915

(1)	Salary and Non-Equity Incentive Plan Compensation amounts include amounts deferred by the individual.

(2)	The grant date fair value of stock based compensation is based on their fair market value on the date of grant as determined in accordance with the Financial Accounting Standards Board’s (FASB) accounting guidance for stock compensation. The assumptions used in calculating the fair market value are set forth in the ‘Employee Stock and Incentive Plan’ footnote to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K. The Grant Date Fair Value of Stock and Options Awards shown is based on the target of the awards granted. The maximum payment for PSU is $2,875,216, and RSU is $704,320.

(3)	Non-Equity Plan Incentive Compensation is shown for the year in which the compensation is earned, regardless of when paid.

(4)	The change in pension value is based on the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes in the Company’s audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes in the Company’s audited financial statements for the covered fiscal year.

(5)	For 2014, the amount includes: (i) standalone dividend equivalents paid to the named executives during the year of $30,525 to Mr. DeBenedictis, $9,713 to Mr. Smeltzer, $8,325 to Mr. Franklin, $8,325 to Mr. Kyriss and $5,550 to Mr. Luning; (ii) Company Matching contributions to the Company’s 401(k) plan in the amount of $4,008 for Mr. DeBenedictis, $7,800 for Mr. Smeltzer, $7,800 for Mr. Franklin, $7,800 for Mr. Kyriss, and $3,588 for Mr. Luning; and (iii) the taxable value of group term life insurance of $10,683 for Mr. DeBenedictis, $3,462 for Mr. Smeltzer, $1,098 for Mr. Franklin, $4,831 for Mr. Kyriss, and $900 for Mr. Luning.

For 2013, the amount includes: (i) standalone dividend equivalents paid to the named executives during the year of $103,840 to Mr. DeBenedictis, $22,100 to Mr. Smeltzer, $18,700 to Mr. Franklin, $18,700 to Mr. Kyriss and $11,900 to Mr. Luning; (ii) Company matching contributions to the Company’s 401(k) plan in the amount of $7,650 for Mr. DeBenedictis, $7,990 for Mr. Smeltzer, $7,611 for Mr. Franklin, $8,583 for Mr. Kyriss, and $5,380 for Mr. Luning; and (iii) the taxable value of group term life insurance of $12,603 for Mr. DeBenedictis, $3,354 for Mr. Smeltzer, $1,064 for Mr. Franklin, $4,681 for Mr. Kyriss and $810 for Mr. Luning. The information in this column has been adjusted for 2013 to reflect the removal of dividends previously reported.

For 2012, the amount included: (i) standalone dividend equivalents paid to the named executives during the year of $105,600 to Mr. DeBenedictis, $30,400 to Mr. Smeltzer, $25,600 to Mr. Franklin, $25,600 to Mr. Kyriss and $16,000 to Mr. Luning; (ii) Company Matching contributions to the Company’s 401(k) plan in the amount of $7,500 for Mr. DeBenedictis, $7,500 for Mr. Smeltzer, $7,389 for Mr. Franklin, $6,457 for Mr. Kyriss, and $6,000 for Mr. Luning; and (iii) the taxable value of group term life insurance of $12,206 for Mr. DeBenedictis, $1,739 for Mr. Smeltzer, $1,026 for Mr. Franklin, $4,514 for Mr. Kyriss and $432 for Mr. Luning. The information in this column has been adjusted for 2013 to reflect the removal of dividends previously reported.

All amounts deferred by participants in the Executive Deferral Plan and all prior deferrals under the Executive Deferral Plan are deemed invested in a variety of mutual funds selected by each participant under trust-owned life insurance used by the Company to fund the Executive Deferral Plan, therefore, there are no preferential or above-market earnings on these deferrals.

Grants of Plan-Based Awards

The following table sets forth information regarding equity and non-equity awards granted to the named executive officers in 2014:

	GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (5)(6)			All Other Stock Awards: Number of Shares of Stock or Units (7) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(8)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)
N. DeBenedictis	2/27/14	132,040	808,406	1,010,508	11,500	34,500	46,000	—	—	—	867,330
D. Smeltzer	2/27/14	48,577	198,275	371,766	5,000	10,000	20,000	5,000	—	—	377,100
C. Franklin	2/27/14	44,414	181,280	339,900	4,200	8,400	16,800	4,200	—	—	316,764
K. Kyriss	2/27/14	44,414	181,280	339,900	4,200	8,400	16,800	4,200	—	—	316,764
C. Luning	2/27/14	30,319	123,750	232,031	3,500	7,000	14,000	3,500	—	—	263,970

(1)	The executive’s Non-Equity Incentive Plan Awards are calculated based on the executive’s current annual salary multiplied by the executive’s target incentive compensation percentage times an Individual Factor times a Company Factor.

(2)	The Threshold Non-Equity Incentive Plan Award is based on the minimum Individual Factor of 70% and the minimum Company Factor of 35%.

(3)	The Target Non-Equity Incentive Plan Award is based on an Individual Factor of 100% (150% for the CEO—N. DeBenedictis) and a Company Factor of 100%.

(4)	The Maximum Non-Equity Incentive Plan Award is based on the maximum Individual Factor of 150% and the maximum Company Factor of 125%.

(5)	The February 27, 2014 Equity Incentive Plan Awards in these columns are composed of restricted stock units and performance share units for the CEO, Mr. DeBenedictis, and performance share unit grants for the other named executive officers. The restricted stock unit grant for Mr. DeBenedictis vests on June 30, 2015 and subject to performance conditions, but there are no threshold or maximum amounts related to this grant.

(6)	The performance unit grants for the other named officers vest on the third anniversary of the grant date.

(7)	The restricted stock unit grants for the other named executive officers in this column are not subject to performance conditions and vest on the third anniversary of the grant date.

(8)	The grant date fair value of restricted stock and option awards is based on their fair market value on the date of grant as determined under FASB accounting standards for stock compensation. The assumptions used in calculating the fair market value under FASB’s accounting standard for stock compensation are set forth in the ‘Employee Stock and Incentive Plan’ footnote to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Equity awards in 2014 consisted of restricted stock units and performance share units. The 2014 annual grant of restricted stock to the Chief Executive Officer vests 100% on June 30, 2015, with vesting subject to the Company’s 2014 return on equity exceeding 11%. The restricted stock unit grants to the other named executive officers vest at the end of three years from the grant date. The performance share unit grants to the named executive officers vest at the end of three years from the grant date, but the amount of the payout can range from 0% to 200% of the target grant depending on the Company’s performance against the performance goals described on pages 32 through 39 above. The threshold level of performance share units that a grantee can earn is 50% of the target grant and the maximum level a grantee can earn is 200% of the target grant. The threshold, target and maximum payout for each of the named executive officers is shown in the Grants of Plan-Based Awards Table above. The Compensation Committee has approved a policy, as described on pages 32 through 39, for certain adjustments to the calculation of the performance criteria for the performance share units have been met.

If the Company does not achieve the required financial performance to meet the designated performance criteria, the restricted stock units that are subject to such performance criteria that would otherwise vest are forfeited. Therefore, the full number of shares of restricted stock units for the CEO that are subject to performance criteria is included in the Target column under the Estimated Future Payouts Under Equity Incentive Plan Awards in the Grants of Plan Based Awards Table above. Restricted stock units that are not subject to performance criteria are included in the All Other Stock Awards column in the Grants of Plan-Based Awards Table above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding stock option and stock awards held by the named executive officers at the end of 2014.

	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested (1)(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1)(3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)(3) ($)
N. DeBenedictis	—	—	—	—	—	98,440	(4)	2,628,348	146,250	(6)	3,904,875

D. Smeltzer	—					15,200	(5)	405,840	55,000	(7)	1,468,500
	18,749	—	—	23.57	03/07/2016	—		—	—		—
	18,750	—	—	15.30	02/26/2019	—		—	—		—
	21,875	—	—	13.72	01/22/2020	—		—	—		—

C. Franklin	—	—	—	—	—	13,680	(5)	365,256	48,000	(8)	1,281,600
	9,186	—	—	14.67	02/28/2015	—		—	—		—
	4,952	—		23.57	03/07/2016	—		—	—		—
	7,547	—	—	23.57	03/07/2016	—		—	—		—
	1,680	—	—	18.61	02/22/2017	—		—	—		—
	8,236	—	—	18.61	02/22/2017	—		—	—		—
	9,007	—	—	16.15	02/26/2018	—		—	—		—

K. Kyriss	—	—	—	—	—	13,680	(5)	365,256	48,000	(9)	1,281,600
	14,999	—	—	23.57	03/07/2016	—		—	—		—
	12,499	—	—	18.61	02/22/2017	—		—	—		—
	15,624	—	—	16.15	02/26/2018	—		—	—		—
	15,625	—	—	15.30	02/26/2019	—		—	—		—
	18,750	—	—	13.72	01/22/2020	—		—	—		—

C. Luning	—	—	—	—	—	6,080	(5)	162,336	30,750	(10)	821,025
	12,500	—	—	13.72	01/22/2020	—		—	—		—

(1)	The performance goals for the performance shares granted in 2012 are as follows:

a) 25% of the performance shares are earned based on Aqua’s percentile ranking for Total Stockholder Return (TSR) within the S&P MidCap Utilities Index.

b) 25% of the performance shares are earned based on attainment of Aqua’s ordinal ranking for TSR compared to a specified peer group of seven investor-owned water companies.

c) 50% of the performance shares are earned based on attainment of a three-year compound annual growth rate in earnings per share.

The performance goals for the performance shares granted in 2013 and 2014 are as follows:

a) 30% of the performance shares are earned based on Aqua’s percentile ranking for TSR within the S&P MidCap Utilities Index.

b) 30% of the performance shares are earned based on attainment of Aqua’s ordinal ranking for TSR compared to a specified peer group of seven investor-owned water companies.

c) 20% of the performance shares are earned based on Aqua Pennsylvania’s ratio of the consolidated operations and maintenance (O&M) expenses to revenue.

d) 20% of the performance shares are earned based on the earnings before taxes for Aqua’s operations other than Aqua Pennsylvania (Non-PA EBT).

The performance goals for the shares of restricted stock and restricted stock units (“RSUs”) granted to Mr. DeBenedictis are as follows:

a) For the 62,500 shares of restricted stock granted on December 6, 2011, the Company’s operating income in either 2012, 2013 or 2014 must exceed the Company’s operating income in the prior year.

b) For the 17,250 RSUs granted on February 24, 2012, there must be a year over year increase in the Company’s operating income for at least one of the 2012, 2013 or 2014 calendar years.

c) For the 17,250 RSUs granted on February 27, 2013, the Company’s return on equity in at least one of the 2013 or 2014 calendar years must exceed the Company’s five-year average return on equity for the five calendar year period 2008 through 2012.

d) For the 11,500 RSUs granted on February 27, 2014, the company’s return on equity for the 2014 calendar year must exceed 11 percent.

e)The dividends paid on restricted stock was $19,813.

(2)	The performance share units and market value of such units included in these columns are calculated on 152% of the original performance share units granted in 2012,which have been earned based on the Company’s performance for the performance period of 2012 through 2014 against the performance goals for the 2012 performance share units described in Note (1) above.

(3)	For the performance share units granted in 2013 and 2014, the Company’s interim performance through 12/31/2014 against the performance goals described in Note (1) above exceeded the target levels for such goals. In compliance with the SEC’s regulations, because the performance for the portion of the performance period that has been completed through 12/31/2014 has exceeded the threshold and target levels established for the 2013 and 2014 awards, respectively, the number and value of the of performance share units disclosed in these columns are based on the maximum payout of 200% of the original performance shares granted. Actual performance results for the full performance period of each award may be substantially different from the amounts presented in the table above.

(4)	The units and shares in this column for Mr. DeBenedictis consist of: (a) 52,440 performance shares which have been earned as of 12/31/2014 that vest on February 24, 2015; and (b) 17,250 restricted stock units granted to Mr. DeBenedictis in 2012 that vest on 2/27/2015, 17,250 restricted stock units granted to Mr. DeBenedictis in 2013 that vest on 2/27/2015 and 11,500 restricted stock units granted to Mr. DeBenedictis in 2014 that vest on 6/30/2015, which have been earned as of 12/31/2014 based on the Company’s performance in 2014 against the performance goals for the 2012, 2013 and 2014 restricted stock units described in Note (1) above, and are subject to continued service with the Company until such vesting dates.

(5)	The units in this column consist of performance shares which have been earned as of 12/31/2014 that vest on 2/24/2015 of 10,000 shares for Mr. Smeltzer, 9,000 shares for Mr. Franklin, 9,000 shares for Mr. Kyriss and 4,000 shares for Mr. Luning.

(6)	The units and shares in this column for Mr. DeBenedictis consist of: 31,250 shares of restricted stock that vest (if earned) on 1/31/2015, subject to the CEO’s satisfactory efforts on the CEO’s plan for succession; and 69,000 performance shares that vest (if earned) on 2/27/2015 and 46,000 performance shares that vest (if earned) on 6/30/2015.

(7)	The units in this column for Mr. Smeltzer consist of: 5,000 restricted units that vest on 2/24/2015, 5,000 that vest on 2/27/2016 and 5,000 that vest on 2/27/2017; and 40,000 performance share units, of which 20,000 vest (if earned) on 2/27/2016, and 20,000 vest (if earned) on 2/27/2017, subject to the achievement of the applicable performance criteria for the designated performance period, and continued service with the Company to the vesting date.

(8)	The units in this column for Mr. Franklin consist of: 4,500 restricted units that vest on 2/24/2015, 4,500 vest on 2/27/2016 and 4,200 that vest on 2/27/2017; and 34,800 performance share units, of which 18,000 vest (if earned) on 2/27/2016, and 16,800 vest (if earned) on 2/27/2017, subject to the achievement of the applicable performance criteria for the designated performance period, and continued service with the Company to the vesting date.

(9)	The units in this column for Mr. Kyriss consist of: 4,500 restricted share units that vest on 2/24/2015, 4,500 vest on 2/27/2016 and 4,200 that vest on 2/27/2017; and 34,800 performance share units, of which 18,000 vest (if earned) on 2/27/2016, and 16,800 vest (if earned) on 2/27/2017, subject to the achievement of the applicable performance criteria for the designated performance period, and continued service with the Company to the vesting date.

(10)	The units in this column for Mr. Luning consist of: 2,000 restricted units that vest on 2/24/2015, 2,250 that vest on 2/27/2016 and 3,500 that vest on 2/27/2017; and 23,000 performance share units, of which 9,000 vest (if earned) on 2/27/2016, and 14,000 vest (if earned) on 2/27/2017, subject to the achievement of the applicable performance criteria for the designated performance period, and continued service with the Company to the vesting date.

Option Exercises and Stock Vested

The following table sets forth (1) the number of shares of Aqua America’s common stock acquired by the named executive officers in 2014 from the exercise of stock options, (2) the value realized by those officers upon the exercise of those stock options based on the difference between the market price for our Common Stock on the date of exercise and the exercise price for the options, (3) the number of shares of restricted stock, performance share units or restricted stock units previously granted to the named executive officers that vested and were paid in 2014, and (4) the value realized by those officers upon the vesting and payment of such shares based on the closing market price for our shares of Common Stock on the vesting date. No new stock options have been issued since 2010.

	OPTION EXERCISES AND STOCK VESTED
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
N. DeBenedictis	—	—	58,250	1,480,835
D. Smeltzer	37,499	266,355	15,465	408,152
C. Franklin	42,463	478,688	10,176	268,565
K. Kyriss	16,664	176,888	10,375	273,818
C. Luning	—	—	5,597	147,716

(1)	The value realized on vesting column includes dividends paid for Restricted Stock, PSU’s, RSU’s in the amount of $64,417 for Mr. DeBenedictis, $25,548 for Mr. Smeltzer, $16,811 for Mr. Franklin, $17,140 for Mr. Kyriss and $9,246 for Mr. Luning.

RETIREMENT PLANS AND OTHER POST-EMPLOYMENT BENEFITS

Pension Benefits

The following table sets forth: (1) the number of years of credited service for the named executive officers under our various retirement plans as of December 31, 2014, (2) the actuarial present value of accumulated benefits under those plans as of December 31, 2014 and (3) any payments made to the named executive officers in 2014 under those plans.

	PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
N. DeBenedictis	Retirement Income Plan for Aqua America, Inc. and Subsidiaries	23	2,811,482	—
	Supplemental Pension Benefit Plan	23	4,094,859	—
	Supplemental Executive Retirement Plan	25	600,551	—

D. Smeltzer	Retirement Income Plan for Aqua America, Inc. and Subsidiaries	29	1,235,179	—
	Supplemental Pension Benefit Plan	29	1,577,078	—

C. Franklin	Retirement Income Plan for Aqua America, Inc. and Subsidiaries	22	793,970	—
	Supplemental Pension Benefit Plan	22	765,417	—

	PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
K. Kyriss	Retirement Income Plan for Aqua America, Inc. and Subsidiaries	20	1,142,293	—
	Supplemental Pension Benefit Plan	20	1,010,499	—

C. Luning	Retirement Income Plan for Aqua America, Inc. and Subsidiaries	12	318,462	—
	Supplemental Pension Benefit Plan	12	86,283	—

Retirement Income Plan for Aqua America, Inc. and Subsidiaries (the “Retirement Plan”)

The Company sponsors a qualified defined benefit Retirement Plan to provide retirement income to Aqua America’s employees hired prior to certain dates starting in 2003. Effective December 31, 2014, the named executive officers ceased accruing a benefit under the Retirement Plan. Specifically, their plan compensation and credited service for purposes of determining their benefits was frozen in the Retirement Plan as of December 31, 2014.

For the portion of the Retirement Plan covering the named executive officers, plan compensation is defined as total compensation paid, but excludes contributions made by the Company to a plan of deferred compensation, distributions from a deferred compensation plan, amounts realized from the exercise of stock options or when restricted stock or shares underlying restricted stock units become freely transferable, fringe benefits, welfare benefits, reimbursements or other expense allowances, moving expenses and commissions. The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes maximum limitations on the annual amount of pension benefits that may be paid, and the amount of compensation that may be taken into account in calculating benefits, under a qualified, funded, defined benefit pension plan such as the Retirement Plan. The Retirement Plan complies with these ERISA limitations.

Benefits earned under the final pay formula are equal to 1.35% of average plan compensation plus 0.45% of average plan compensation above “Covered Compensation” for each year of credited service up to 25 years, and 0.5% of average plan compensation for each year of credited service above 25 years. The annual benefit is further subject to a minimum benefit schedule. Average plan compensation is defined as the average of plan compensation over the highest five consecutive years out of the last ten years. Covered Compensation is defined as the average of the Social Security Wage Bases (as defined in the Retirement Plan) in effect for each calendar year during the 35-year period ending with the last day of the calendar year of the benefit determination. Effective December 31, 2014, years of credited service and plan compensation in the Retirement Plan were frozen for the named executive officers.

Under the terms of the Retirement Plan, a Company participant becomes fully vested in his or her accrued pension benefit after five years of credited service. All named executive officers are vested in the Retirement Plan. Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains the earlier of age 65 with 5 years of vesting service or age 62 with 30 years of vesting service. Otherwise, benefits are reduced 3% for each year by which retirement precedes the attainment of age 65. Pension benefits earned are payable in the form of a lifetime annuity or can be collected as a lump sum benefit after retirement. Married individuals receive a reduced benefit paid in the form of a qualified joint and survivor annuity.

Messrs. DeBenedictis, Smeltzer and Kyriss are currently eligible to retire under the Retirement Plan.

The provisions described above cover a significant portion of the Company’s non-union workforce hired prior to certain dates starting in 2003, including each of the named executive officers. Certain union employees and certain other non-union employees are covered under separate definitions of plan compensation, benefit formulas and benefit options within the Retirement Plan.

Aqua America, Inc. Supplemental Retirement Plans

Effective December 1, 1989, the Board of Directors adopted a supplemental benefits plan for salaried employees of the Company. On December 1, 2014, the Board of Directors adopted an amended supplemental benefits plan for salaried employees of the Company (the “Supplemental Pension Benefit Plan”). The Supplemental Pension Benefit Plan is a nonqualified pension benefit plan that is intended to provide an additional pension benefit to Company participants in the Retirement Plan and their beneficiaries whose benefits under the Retirement Plan are adversely affected by the ERISA limitations described above. Effective December 31, 2014, the Supplemental Pension Benefit Plan was amended to include credited service and plan compensation that the named executive officers would have otherwise accrued under the Retirement Plan if their benefit had not been frozen in the Retirement Plan. In addition, deferred compensation is excluded from the Retirement Plan “plan compensation” definition, but is included in the calculation of benefits under the Supplemental Pension Benefit Plan. The benefit under the Supplemental Pension Benefit Plan is equal to the difference between (i) the amount of the benefit the Company participant would have been entitled to under the Retirement Plan absent such ERISA limitations, absent the freezing of plan compensation and credited service, and including deferred compensation in the final average earnings calculation, and (ii) the amount of the benefit actually payable under the Retirement Plan.

A non-qualified Supplemental Executive Retirement Plan (the “SERP”), was established for Mr. DeBenedictis in 1992 with the approval of the Board of Directors. Under the terms of the SERP, Mr. DeBenedictis will be eligible to receive a benefit at normal retirement equal to the difference between (i) the benefit to which he would otherwise be entitled under the Retirement Plan assuming he had 25 years of service and absent the ERISA limitations and deferred compensation limitations referred to above, and (ii) the benefit payable to him under the Retirement Plan and the Supplemental Pension Benefit Plan.

In 2010, the Supplemental Pension Benefit Plan and Mr. DeBenedictis’ SERP were amended to provide, in the event of Mr. DeBenedictis’ separation from service due to death, that the surviving spouse benefit paid under those Plans will be an amount equal to the actuarial equivalent present value of the surviving spouse benefit that would have been paid had Mr. DeBenedictis retired on the day prior to the day of his death instead of the normal benefit of a 75% joint and survivor annuity determined as if he had retired on the day prior to his death.

Participants may retire as early as age 55 with 10 years of service under the Supplemental Pension Benefit Plan and the SERP. Unreduced benefits are available when a participant attains the earlier of age 65 with 5 years of service or age 62 with 30 years of service. Otherwise, benefits are reduced 3% for each year by which retirement precedes the attainment of age 65. Pension benefits earned under the Supplemental Pension Benefits Plan and the SERP are payable in the form of a lump sum, unless an alternative election is made. An alternative election may be made such that benefits are paid as an annuity for life (and the life of the participant’s spouse upon death), in a series of installments or under certain circumstances transferred at separation from employment to up to five separation distribution accounts under the Company’s Executive Deferral Plan.

Messrs. DeBenedictis, Franklin, Kyriss, Smeltzer and Luning are earning benefits under the Supplemental Pension Benefit Plan, and are fully vested in those benefits. Mr. DeBenedictis is also earning benefits under the SERP and is fully vested. Messrs. DeBenedictis, Smeltzer and Kyriss are currently eligible to retire under the Supplemental Pension Benefit Plan, and Mr. DeBenedictis is currently eligible to retire under the SERP.

In 2009, the Company began to fund the Supplemental Pension Benefit Plan and the SERP through the use of trust-owned life insurance.

Actuarial Assumptions Used to Determine Values in the Pension Benefits Table

The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount, which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Assumptions used to determine the values are the same as those disclosed on Aqua America’s financial statements as of those dates with the exception of the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age (or current age, if later) for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

	December 31, 2014	December 31, 2013
Discount rate	4.20%	5.12%
Retirement ages
Mr. DeBenedictis	69.25	68.25
Mr. Smeltzer	62	62
Mr. Franklin	62	62
Mr. Kyriss	64	63
Mr. Luning	65	65
Termination, pre-retirement mortality and disability rates	None	None
Post-Retirement Mortality	RP-2014 gender specific mortality tables (with MP-2014 mortality improvements removed from 2006 to 2014) projected generationally from 2006 with Scale BB 2-Dimensional improvements	RP-2000 gender specific mortality tables projected with Scale BB mortality improvements for 7 years beyond the measurement date
Form of payment • Retirement Plan • Supplemental Pension Benefit Plan and SERP	• Single life annuity • Single lump sum payment transferred to the Company’s Executive Deferral Plan	• Single life annuity • Single lump sum payment transferred to the Company’s Executive Deferral Plan

Non-Qualified Deferred Compensation

The following table sets forth information regarding contributions to, earnings on, withdrawals from and balances as of the end of 2014 for our nonqualified Executive Deferral Plan.

	NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
	($)	($)	($)(1)	($)	($)
N. DeBenedictis	555,078	—	183,591	—	4,269,415
D. Smeltzer	51,230	—	13,716	—	338,371
C. Franklin	13,579	—	2,446	—	71,113
K. Kyriss	85,460	—	27,856	—	564,094
C. Luning	—	—	—	—	—

(1)	In 2014, the deferred amounts were deemed invested in mutual funds chosen by the participant under a trust-owned life insurance policy maintained by the Company to fund the Executive Deferral Plan. The earnings shown in this column include the deemed earnings on those mutual funds.

Employees with total projected W-2 compensation for 2014 in excess of $147,000 are eligible to participate in the Company’s Executive Deferral Plan for 2015. Participants may defer up to 100% of their salary and 100% of their non-equity incentive compensation under the Company’s Annual Cash Incentive Compensation Plan. At the time the participant elects to make a deferral under the Executive Deferral Plan, the participant is also required to elect the form of payment with respect to the amounts deferred for the upcoming calendar year. If a separation distribution account is elected, the participant may choose to receive his or her distribution in either a lump sum payment or, subject to certain requirements, in annual installments over 2 to 15 years. If a flexible distribution account is elected, the participant will receive his or her distribution in a lump sum payment. The executive officers, including the named executive officers, may not commence the receipt of their account balances and the earnings on these deferrals sooner than the first day of the seventh month following the date of the executive’s separation from employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance and Employment Agreements

Effective December 6, 2011, the Company and Mr. DeBenedictis entered into an Amendment to Mr. DeBenedictis’ Employment Agreement (the “Amended Employment Agreement”), under which Mr. DeBenedictis agreed to extend the term of his existing Employment Agreement from January 31, 2013 to June 30, 2015. Pursuant to the Amended Employment Agreement, Mr. DeBenedictis continues to serve as the Chief Executive Officer of the Company and is entitled to annual increases to his base salary and a target annual incentive bonus that is currently at 80% of base salary. Mr. DeBenedictis continues to be eligible to participate in the Company’s incentive compensation programs and in the Company’s benefit plans.

Pursuant to the Amended Employment Agreement, effective December 6, 2011, the Company granted Mr. DeBenedictis a performance-based restricted stock award (the “Stock Award”) under the 2009 Omnibus Equity Compensation Plan with respect to 62,500 shares (post-split) of common stock of the Company. The shares vested in 2015 based on Mr. DeBenedictis’ continued service, subject to the Company’s achievement of a year–over-year increase in operating income for 2012, 2013 or 2014 (which was achieved) and, with respect to the shares that vested in 2015, a determination by the Compensation Committee and the Board of Directors that Mr. DeBenedictis made satisfactory efforts with respect to a plan for succession.

No additional severance benefits are provided under the Amended Employment Agreement. Mr. DeBenedictis has a separate severance agreement with the Company, which provides severance benefits under certain circumstances and is not affected by the Amended Employment Agreement.

Under the Company’s Supplemental Pension Benefit Plan for Salaried Employees and the SERP, in the event of Mr. DeBenedictis’ death while employed by the Company, the surviving spouse benefit will be equal to the benefit the surviving spouse would have received if Mr. DeBenedictis had retired on the day before his death.

Change-in-Control Agreements

The Company maintains change-in-control agreements with its named executive officer. Payments under these agreements are triggered if the named executive officer’s employment is terminated other than for cause or the executive resigns for good reason, as defined in the agreements, within two years after a change-in-control of the Company. In addition, the agreement covering Mr. DeBenedictis permits him to trigger the payments under his agreement if he terminates his employment within 12 months after a change-in-control if he determines that circumstances have so changed with respect to the Company that he is no longer able to effectively perform his duties and responsibilities. Mr. DeBenedictis’ payment is also subject to his compliance with a twelve-month non-compete covenant contained within his change-in-control agreement.

The following table provides a summary of the benefits to which each named executive officer would be entitled under the change-in-control agreements.

Name	Multiple of Base Compensation	Payment in lieu of Health Benefit Continuation Period	Outplacement Services
N. DeBenedictis	3	3 years	1 year
D. Smeltzer	2	2 years	6 months
C. Franklin	2	2 years	6 months
K. Kyriss	2	2 years	6 months
C. Luning	2	2 years	6 months

For purposes of the change-in-control agreements, Base Compensation is defined as current base annual salary, plus the greater of the executive’s target bonus for the year in which the executive incurs a termination of employment, or the last actual bonus paid to the executive under the Annual Cash Incentive Compensation Plan (or any successor plan maintained by Aqua America), in all capacities with Aqua America and its subsidiaries or affiliates. The executive’s Base Compensation will be determined prior to reduction for salary deferred by the executive under any deferred compensation plan of Aqua America and its subsidiaries or affiliates, or otherwise. The executive is entitled to receive a pro-rata share of the named executive officer’s target annual cash incentive compensation based on the portion of the calendar year that has elapsed at the time of the executive officer’s termination. The executive is also entitled to receive a lump sum payment in lieu of the continuation of certain health benefits for a period of 2 or 3 years, as applicable, and outplacement services.

The payment of the multiple of Base Compensation would be made in a lump sum within 60 days after the executive’s termination as defined under the agreements, although pursuant to the requirements of Section 409A of the Code, part or all of such payment may need to be deferred until the first day of the seventh month following the date of the executive’s separation from employment. Each executive is required to execute a standard release of the Company as a condition to receiving the payment under the agreement.

Starting in 2011, under the grants made under the 2009 Omnibus Equity Compensation Plan: (i) for restricted stock units without performance goals, if a change-in-control occurs prior to the vesting date, the restricted stock units shall remain outstanding and shall vest on the vesting date; (ii) for performance shares, if a change-in-control occurs, performance will be measured at the date of the change-in-control, and the number of performance shares earned will be determined as of the date of the change-in-control as follows:

•	If a change-in-control occurs more than one year after the grant date, the number of performance shares earned as of the change-in-control date will be the greater of (i) the amount earned based on actual performance or (ii) the target number of performance shares.

•	If a change-in-control occurs within one year after the grant date, the number of performance shares earned as of the change-in-control date will be a pro rata portion (based on the number of whole months in the applicable performance period worked from the date of grant to the change-in-control) of the greater of (i) the amount earned based on actual performance or (ii) the target number of performance shares.

Any performance shares that are not earned at the change-in-control date will be forfeited. The vesting of these equity incentives is applicable to all grantees under the Plans.

For purposes of the change-in-control agreements and the vesting of unvested equity incentives as described above, a change-in-control, subject to certain exceptions, means:

(1)	any person (including any individual, firm, corporation, partnership or other entity except Aqua America, any subsidiary of Aqua America, any employee benefit plan of Aqua America or of any subsidiary, or any person or entity organized, appointed or established by Aqua America for or pursuant to the terms of any such employee benefit plan), together with all affiliates and associates of such person, shall become the beneficial owner in the aggregate of 20% or more of the common stock of Aqua America then outstanding;

(2)	during any 24-month period, individuals who at the beginning of such period constitute the Board of Directors of Aqua America cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by Aqua America’s shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period; or

(3)	there occurs a sale of 50% or more of the aggregate assets or earning power of Aqua America and its subsidiaries, or its liquidation is approved by a majority of its shareholders or Aqua America is merged into or is merged with an unrelated entity such that following the merger the shareholders of Aqua America no longer own more than 50% of the resultant entity.

These change-in-control agreements for Messrs. DeBenedictis, Smeltzer, Franklin and Kyriss and have been filed with the SEC as exhibits to Aqua America’s Annual Report on Form 10-K for the year ended December 31, 2008 and for Mr. Luning as an exhibit to Aqua America’s Annual Report on Form 10-K for the year ended December 31, 2012 or incorporated therein by reference.

Retirement and Other Benefits

Under the terms of our qualified and non-qualified defined benefit retirement plans, eligible salaried employees, including the named executive officers, are entitled to certain pension benefits upon their termination, retirement, death or disability. In general, the terms under which benefits are payable upon these triggering events are the same for all participants under the qualified and non-qualified plans. The present value of accumulated pension benefits, assumed payable at the earliest unreduced age (or current age, if later), for the named executive officers is set forth in the Pension Benefits table on pages 48 and 49. The pension benefit values included in the tables below reflect the incremental value above the amounts shown in the Pension Benefits table for benefits payable upon each triggering event from all pension plans in the aggregate.

The Company sponsors postretirement medical plans to subsidize retiree medical benefits for employees hired prior to certain dates starting in 2003. Under the postretirement medical plans, employees are generally eligible to retire upon attainment of age 55 and completion of 15 years of service. Upon retirement, eligible participants are entitled to receive subsidized medical benefits prior to attainment of age 65 where the subsidy provided is based upon age and years of service upon retirement. Upon attainment of age 65, eligible participants are entitled to receive employer contributions into a premium reimbursement account which may be used by the retiree in paying medical and prescription drug benefit premiums. The postretirement medical benefits shown are those which are payable from the Company under each of the triggering events. Assumptions used to determine the values are the same as those disclosed on Aqua America’s financial statements, except for the assumption of immediate termination, retirement, death or disablement for purposes of the tables on pages 56 through 58. Participants not eligible to receive benefits if leaving under a triggering event as of December 31, 2014 are shown with zero value in the tables.

Upon termination for any reason, the participants in our Executive Deferral Plan, including the named executive officers, would be entitled to a distribution of their account balances as set forth in the Nonqualified Deferred Compensation table on page 52, subject to the restrictions under the Plan described on page 52. The values of these account balances are not included in the tables below. The named executive officers are also eligible for the same death and disability benefits of other eligible salaried employees. These common benefits are not included in the tables below.

Under the terms of our 2004 Equity Compensation Plan, upon termination of a grantee’s employment as a result of retirement, disability or death, the period during which stock options that were granted prior to 2009, which are otherwise exercisable, may be exercised shall not exceed: (i) one year from the date of such termination of employment in the case of death; (ii) two years from the date of such termination in the case of permanent and total disability (within the meaning of Section 22(e)(3) of the Code) or retirement; and (iii) three months from the date of such termination of employment in the case of other disability; provided, however, that in no event shall the period extend beyond the expiration of the option term. To the extent that any option granted prior to 2009 is not otherwise exercisable as of the date on which the grantee ceases to be employed by the Company or any subsidiary, the un-exercisable portion of the option shall terminate as of such date.

Under the terms of the 2004 Equity Compensation Plan, as amended and restated as of January 1, 2009, and under the terms of the 2009 Omnibus Equity Compensation Plan, the period during which stock options may be exercised shall not exceed: (i) one year from the date of such termination of employment in the case of death; (ii) thirty-eight months from the date of such termination in the case of retirement or disability, provided, however, that in no event shall the period extend beyond the expiration of the option term. The Compensation Committee, in its sole discretion, may determine that any portion of an option that has not become exercisable as of the date of the grantee’s death, termination of employment on account of permanent and total disability or other termination of employment may be exercised by a grantee, or in the case of death, a grantee’s legal representative or beneficiary.

Under the terms of the restricted stock unit grants under the 2009 Omnibus Equity Compensation Plan, grantees of restricted stock units will (i) vest in a pro-rata portion of unvested grants upon the grantee’s termination of employment as a result of retirement or (ii) vest immediately in unvested grants following the grantee’s termination of employment as a result of death or disability. Shares of Company stock equal to the applicable portion of the restricted stock units shall be issued to the grantee within 60 days following the grantee’s retirement, death or disability, subject to applicable tax withholding and the values of these restricted stock units as of December 31, 2014 are included in the tables below. Under the terms of the performance share unit grants under the 2009 Omnibus Equity Compensation Plan, grantees of performance share units will (i) earn a pro-rata portion of unvested grants upon the grantee’s termination of employment as a result of retirement or (ii) earn immediately any unvested grants following the grantee’s termination of employment as a result of death or disability. Shares of Company stock equal to the applicable portion of the performance share units shall be issued to the grantee on the vesting date for such performance share units and the estimated values of these performance share units based on interim performance through December 31, 2014 are included in the tables below. For purposes of the performance share units tied to the performance goal of cumulative earnings before taxes, the Company’s actual performance is measured against a pro rata portion of the performance goal as of year-end. Actual performance results for the full performance period may be substantially different from the amounts presented in the tables below.

The total estimated value of the payments that would be triggered by a termination following a change-in-control, a termination other than for cause without a change-in-control, retirement, death or disability for the named executive officers calculated assuming that the triggering event for the payments occurred on December 31, 2014 and assuming a value for our Common Stock as of December 31, 2014 for purposes of valuing the vesting of the equity incentives are set forth below.

NICHOLAS DEBENEDICTIS
Payments and Benefits Upon Separation	Change-in- Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	4,699,938	673,672	—	—	—
Prorated current year bonus	538,938	883,049	883,049	883,049	883,049
Payment of accrued dividend equivalents	179,217	—	168,288	185,453	185,453
Vesting of restricted stock	834,375	—	—	834,375	834,375
Vesting of restricted share units	1,228,200	—	1,049,088	1,228,200	1,228,200
Vesting of performance share units	2,705,111	—	2,550,562	2,935,398	2,935,398
Continuation of welfare benefits	93,948	—	—	—	—
Outplacement services	45,000	—	—	—	—
Excise tax Gross up	—	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	—	—	129,113	—	—
Present value of retiree medical benefits	100,585	100,585	100,585	—	100,585

Total	10,425,312	1,657,306	4,880,685	6,066,475	6,167,060

DAVID P. SMELTZER
Payments and Benefits Upon Separation	Change-in- Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	1,233,295	180,250	—	—	—
Prorated current year bonus	198,275	268,861	268,861	268,861	268,861
Payment of accrued dividend equivalents	52,683	—	42,834	56,164	56,164
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	400,500	—	244,750	400,500	400,500
Vesting of performance share units	747,007	—	620,627	939,840	939,840
Continuation of welfare benefits	81,778	19,753	—	—	—
Outplacement services	22,500	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	—	—	162,410	—	147,191
Present value of retiree medical benefits	258,649	258,649	258,649	—	258,649

Total	2,994,687	727,513	1,598,131	1,665,365	2,071,205

CHRISTOPHER H. FRANKLIN
Payments and Benefits Upon Separation	Change-in- Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	1,143,328	164,800	—	—	—
Prorated current year bonus	181,280	254,010	254,010	254,010	254,010
Payment of accrued dividend equivalents	47,190	—	38,430	50,114	50,114
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	352,440	—	218,050	352,440	352,440
Vesting of performance share units	667,856	—	554,114	829,836	829,836
Continuation of welfare benefits	81,778	19,753	—	—	—
Outplacement services	22,500	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	82,049	82,049	—	—	495,800
Present value of retiree medical benefits	—	—	—	—	—

Total	2,578,421	520,612	1,064,604	1,486,400	1,982,200

KARL M. KYRISS
Payments and Benefits Upon Separation	Change-in- Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	1,021,760	164,800	—	—	—
Prorated current year bonus	181,280	176,680	176,680	176,680	176,680
Payment of accrued dividend equivalents	47,190	—	38,430	50,114	50,114
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	352,440	—	218,050	352,440	352,440
Vesting of performance share units	667,856	—	554,114	829,836	829,836
Continuation of welfare benefits	60,491	14,611	—	—	—
Outplacement services	22,500	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	—	—	18,707	—	136,882
Present value of retiree medical benefits	150,332	150,332	150,332	—	150,332

Total	2,503,849	506,423	1,156,313	1,409,070	1,696,284

CHRISTOPHER P. LUNING
Payments and Benefits Upon Separation	Change-in- Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	879,640	116,346	—	—	—
Prorated current year bonus	123,750	176,512	176,512	176,512	176,512
Payment of accrued dividend equivalents	23,006	—	18,230	25,443	25,443
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	206,925	—	113,104	206,925	206,925
Vesting of performance share units	334,403	—	278,659	469,386	469,386
Continuation of welfare benefits	81,778	18,107	—	—	—
Outplacement services	22,500	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	116,044	116,044	—	—	872,492
Present value of retiree medical benefits	—	—	—	—	—

Total	1,788,046	427,009	586,505	878,266	1,750,758

The amounts shown in the tables above reflect the excess of the value of pension benefits under each of the triggering events over the value included in the Pension Benefits table on pages 48 and 49. The total values calculated, prior to the offset for the amount shown in the Pension Benefits table, are calculated as set forth below:

Termination

Once vested, participants are eligible to receive qualified benefits under the Retirement Plan and nonqualified benefits from the Supplemental Pension Benefit Plan and the SERP. Benefits vest upon attaining five years of service. Pension benefits for Messrs. DeBenedictis, Smeltzer, Franklin, Kyriss and Luning are vested and payable from the Retirement Plan as well as the Supplemental Pension Benefit Plan. Additionally, Mr. DeBenedictis is eligible and vested in his benefit payable from the SERP.

The full value of the benefits payable due to termination is determined based on the assumed timing and form of the benefits payable as follows: the benefits for Messrs. DeBenedictis and Kyriss are payable as an immediate life annuity from the Retirement Plan and an immediate lump sum payment (transferred to the Company’s Executive Deferral Plan) from the non-qualified plans; and the benefits for Messrs. Smeltzer, Franklin and Luning are payable as a life annuity beginning at age 55 from the Retirement Plan and an immediate lump sum payment at age 55 from the non-qualified plans. Benefits have been reduced for early commencement by 3% per year of commencement prior to age 65.

Retirement

In the case of retirement, the present value of benefits is determined in the same manner as termination. Mr. Smeltzer and Mr. Kyriss are eligible for early retirement benefits from the qualified Retirement Plan and Supplemental Pension Benefit Plan. Mr. DeBenedictis is eligible for retirement benefits from the qualified Retirement Plan, the Supplemental Pension Benefit Plan and the SERP. Messrs. Franklin and Luning are not currently eligible for retirement benefits.

Death

Vested benefits under the Retirement Plan are payable to the participant’s surviving spouse as a single life annuity upon the death of the participant. The benefit will be paid to the spouse as early as the deceased participant’s earliest retirement age (age 55 with ten years of service or age 65). The benefit will be equal to 75% of the benefit calculated as if the participant had separated from service on the date of death (assumed to be December 31, 2014 in the table), survived to the earliest retirement age and retired with a qualified contingent annuity. Vested benefits under the Supplemental Pension Benefit Plan and the SERP are payable to the participant’s surviving spouse as a lump sum (or in certain cases transferred to the Company’s Executive Deferral Plan) upon the death of the participant. The benefit will be equal to 75% (100% for Mr. DeBenedictis) of the benefit calculated as if the participant had separated from service on the date of death (assumed to be December 31, 2014 in the table), survived to the earliest retirement age and retired with a qualified contingent annuity. For each of the participants, the total present value of pension benefits payable upon death is less than the amount shown in the Pension Benefits Table. For purposes of the benefit calculations shown, spouses are assumed to be three years younger than the participant.

In 2010, the Supplemental Pension Benefit Plan and Mr. DeBenedictis’ SERP were amended to provide, in the event of Mr. DeBenedictis’ separation from service due to death, that the surviving spouse benefit under those Plans will be an amount equal to the actuarial equivalent value of the surviving spouse benefit that would have been paid had Mr. DeBenedictis retired on the day prior to the day of his death, instead of the normal benefit of a 75% joint and survivor annuity determined as if he had retired on the day prior to his death.

Disability

If an individual is terminated as a result of a disability with less than ten years of service, the benefits are payable in the same amount and form as an individual who is terminated. Individuals who terminate employment as a result of a disability with at least ten years of service are entitled to future accruals until age 65 (or earlier date if elected by the participant) assuming level future earnings and continued service. The benefits are not payable until age 65, unless elected by the participant for an earlier age. Upon the attainment of age 65, the individual would be entitled to the same options as an individual who retired from the Retirement Plan.

Messrs. DeBenedictis, Smeltzer, Franklin, Kyriss and Luning have each completed ten years of service. Therefore, for purposes of this present value calculation, these participants are assumed to accrue additional service and earnings until age 65, at which time pension payments are assumed to commence.

Change-in-Control

Upon a Change-in-Control, the benefits payable to each of the named executives will be the same as those described in the Termination section above.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to the Aqua America Board of Directors in 2014:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael L. Browne	60,750	50,380	—	—	—	—	111,130
Mary C. Carroll(3)	46,000	—	—	—	—	—	46,000
Nicholas DeBenedictis(4)	—	—	—	—	—	—	—
Richard H. Glanton	72,250	50,380	—	—	—	—	122,630
Lon R. Greenberg	75,250	50,380	—	—	—	—	125,630
William P. Hankowsky	79,125	50,380	—	—	—	—	129,505
Wendell F. Holland	62,250	50,380	—	—	—	—	112,630
Mario Mele(3)	44,500	—	—	—	—	—	44,500
Ellen T. Ruff	59,250	50,380	—	—	—	—	109,630
Andrew J. Sordoni III	60,750	50,380	—	—	—	—	111,130

(1)	Includes: (a) an annual cash retainer of $50,000 per year; (b) Board meeting fees of $2,000 per meeting; (c) Committee meeting fees of $1,500 per meeting; and (d) annual Committee Chair retainers of $10,000 for the Chair of the Audit Committee and Chair of the Corporate Governance Committee and $10,000 for the Chair of the Executive Compensation Committee.

(2)	Directors received an annual stock grant of $50,000 of Company stock, rounded to the nearest 100 shares on the first of the month following the Annual Meeting of Shareholders. The grant date fair value of stock and option awards is based on their fair market value on the date of grant as determined under FASB’s accounting standard for stock compensation. The assumptions used in calculating the fair market value under FASB’s accounting standard for stock compensation are set forth in the Employee Stock and Incentive Plan footnote to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	Ms. Carroll and Mr. Mele retired at the 2014 Annual Meeting and, therefore, did not qualify for the 2014 stock awards.

(4)	As an officer of the Company, Mr. DeBenedictis does not receive any fees for his service on the Board of Directors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report, including: the quality of the accounting principles, practices and judgments; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and the integrity of the Company’s financial reporting processes and controls. The Committee also discussed the selection and evaluation of the independent registered public accounting firm, including the review of all relationships between the independent registered public accounting firm and the Company.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America, their judgments as to the quality of the Company’s accounting principles and such other matters as required to be discussed by the Auditing Standard No. 16, Communications with Audit Committees as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the accountants’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm, the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Respectfully submitted,

Lon R. Greenberg, Chairman

William P. Hankowsky

Andrew J. Sordoni, III

Michael L. Browne

The foregoing reports of the Audit Committee and the Executive Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE 2015 FISCAL YEAR

The Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for the 2015 fiscal year. PwC has been the Company’s independent registered public accountants since 2000. The Board of Directors recommends that the shareholders ratify the appointment.

Although shareholder ratification of the appointment of PwC is not required by law or the Company’s Bylaws, the Board of Directors believes that it is desirable to give our shareholders the opportunity to ratify the appointment. If the shareholders do not ratify the appointment of PwC, the Audit Committee will take this into consideration and may or may not consider the appointment of another independent registered public accounting firm for the Company for future years. Even if the appointment of PwC is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm during the year if the Audit Committee determines such a change would be in the best interests of the Company. Representatives of PwC are expected to be present at the 2015 Annual Meeting of Shareholders, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

PwC has informed us that they are not aware of any independence-related relationships between their firm and the Company other than the professional services discussed in “Services and Fees” below.

Under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As a result, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that such services do not impair the auditor’s independence from the Company. The Audit Committee has established a procedure to pre-approve all auditing and non-auditing fees proposed to be provided by the Company’s independent registered public accounting firm prior to engaging the accountants for that purpose. Consideration and approval of such services occurs at the Audit Committee’s regularly scheduled meetings, or by unanimous consent of all the Audit Committee members between meetings. All fees and services were pre-approved by the Audit Committee for the 2014 fiscal year.

Services and Fees

The following table presents the fees paid to PwC for professional services rendered with respect to the 2014 fiscal year and 2013 fiscal year:

	FISCAL YEAR
	2014	2013
Audit Fees (1)	$1,323,076	$1,316,185
Audit-Related Fees	—	—
Tax Fees (2)	$31,068	$30,136
All Other Fees (3)	$8,296	$3,390

Total	$1,362,440	$1,349,711

(1)	Represents fees for any professional services provided in connection with the audit of the Company’s annual financial statements (including the audit of internal control over financial reporting), reviews of the Company’s interim financial statements included in Form 10-Qs, audits of the Company’s subsidiaries and services in connection with the issuance of securities.

(2)	Represents fees for any professional services in connection with the review of the Company’s federal and state tax returns and advisory services for other tax compliance, tax planning and tax advice.

(3)	Represents software licensing fees for accounting research tools and disclosure checklists.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2015 FISCAL YEAR.

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM

Even though a plurality of the shares voted at the 2011 Annual Meeting were voted in favor of having the Company present its executive compensation program to an advisory vote by the Company’s shareholders every three years, the Company has chosen to present its shareholders with an advisory (non-binding) vote on the executive compensation program as described in this Proxy Statement for our named executive officers (sometimes referred to as “Say on Pay”) each year. Accordingly, the following resolution is being presented by the Board of Directors at the 2015 Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is non-binding. The Board of Directors and the Executive Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under our Compensation Discussion and Analysis on pages 22 through 42 of this Proxy Statement, our executive compensation program is designed to motivate our executives to achieve our primary goals of providing our customers with quality, cost-effective and reliable water and wastewater services and providing our shareholders with a long-term, positive return on their investment. We believe that our executive compensation program, with its balance of short-term incentives and long-term incentives and share ownership guidelines, reward sustained performance that is aligned with the interests of our customers, employees and long-term shareholders. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION PROGRAM FOR OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL

NorthStar Asset Management, Inc. Funded Pension Plan (“NorthStar”), which claims to beneficially own shares of the Company’s Common Stock with a value of at least $2,000 for at least one year prior to November 18, 2014, the date it submitted the shareholder proposal, and Harrington Investments, Inc. (“Harrington”), which claims to beneficially own shares of the Company’s Common Stock with a value of at least $2,000 for at least one year prior to November 20, 2014, the date it submitted the shareholder proposal as co-filer with NorthStar, collectively submitted the following shareholder proposal. NorthStar and Harrington are collectively known as “Proponents”. The Proponents’ shareholder proposal and supporting statement are presented as they were submitted to the Company. The text of the shareholder proposal has not been endorsed or verified by the Company. Although we take issue with certain of the statements contained in the proposal and supporting statement, we have limited our response to the most important points and have not attempted to address all the statements with which we disagree.

WHEREAS, Aqua America utilizes natural water resources for our company’s livelihood, and its brand and reputation as a utility depends on provision of readily accessible, safe and acceptable water in sufficient quantity at affordable rates to the communities that it serves;

Yet, Aqua America has established a poor reputation for providing public utility level acceptable water quality, affordability and accessibility. Prior to exiting from Florida in 2013, according to nonprofit group Food and Water Watch, “Aqua Utilities Florida, a subsidiary of Aqua America, had been the largest private water utility in Florida, serving drinking water to about 60,000 people statewide in 2012. Many customers were deeply dissatisfied with the company and reported chronic water quality and customer service problems, and these customers paid some of the highest water rates in the state… In 2011, the company was responsible for more than 40 percent of all water and sewer complaints filed with the commission, and it received seven times more complaints than the regulated water utility with the next highest number”;

Aqua America’s recent shift into providing water for hydraulic fracturing has been wracked with problems from poorly considered investments. As described by PhillyNews, this includes its “$54 million investment in a pipeline to supply water for Marcellus Shale fracking operations…” which booked a net loss on the project after evicting 38 families from their homes to build a withdrawal site from the Susquehanna River, to potentially contributing to environmental contamination given that fracking has been linked to water contamination. According to Pennsylvania’s Department of Environmental Protection, oil and gas drilling operations in Pennsylvania alone have been linked to 243 cases of contamination of private drinking wells;

Two of Aqua America’s hydraulic fracturing water customers, Range Resources and Chesapeake Appalachia, have been fined for repeated environmental violations related to fracking, again raising concerns for shareholders about the Company’s commitment to safe, quality water;

Our company’s continued operation without strong human rights and environmental policies pose serious risks to our reputation and share value if we are seen as responsible for or complicit in human rights violations, specifically the violation or erosion of the rights to sufficient, safe, acceptable, physically accessible and affordable water;

RESOLVED, the shareholders request the Board of Directors to create a comprehensive policy articulating our company’s respect for and commitment to the human right to water.

SUPPORTING STATEMENT

Proponents believe the policy should elucidate Aqua America’s commitment to ensuring sustainable access to water resources, entitling everyone to sufficient, safe, acceptable, physically accessible and affordable water while operating our business.

AQUA AMERICA’S RESPONSE TO THE SHAREHOLDER PROPOSAL

The Board of Directors has carefully considered the Proponents’ shareholder proposal and concluded that implementation of the shareholder proposal would not be in the best interests of the Company or its shareholders for the reasons more fully described below.

THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL. WE BELIEVE THAT AN OVERWHELMING MAJORITY OF OUR SHAREHOLDERS AGREE WITH US, BASED ON THE FACT THAT 91% OF THE VOTES CAST AT THE 2012 ANNUAL MEETING, 90% OF THE VOTES CAST AT THE 2013 ANNUAL MEETING, AND 89% OF THE VOTES CAST AT THE 2014 ANNUAL MEETING VOTED TO REJECT VERY SIMILAR SHAREHOLDER PROPOSALS SUBMITTED BY NORTHSTAR FOR THOSE ANNUAL MEETINGS.

We believe that that the Proponents’ supporting statement contains biased and misleading statements that are inappropriate in the context of a shareholder proposal. For this reason, and those set forth below, the Company opposes the Proponents’ shareholder proposal as presented. First, we believe that the Company has effectively fulfilled the stated purpose and intent of the shareholder proposal through its publicly disclosed policy statements, which clearly present the Company’s positions with respect to the issues raised in the shareholder proposal. Although the Proponents may not agree, we believe that we have articulated a policy that reasonably balances the various rights, obligations and responsibilities we have as a regulated public utility company.

The Company also believes that the issues included in the Proponents’ definition of water as a human right are almost entirely determined by the laws and regulations that govern how the Company’s public utilities and numerous water and wastewater facilities operate. It is our position that these laws and regulations, with which we are strongly committed to comply, create a fair regulatory environment for companies such as Aqua to serve their customers and communities that has been developed over decades and should not be over-ridden by a broad statement of policy adopted by the United Nations.

1.	The Company Already Has Policies Addressing the Issues Raised in the Shareholder Proposal.

The Proponents’ shareholder proposal requests that the Board of Directors create a comprehensive policy articulating our Company’s respect for and commitment to the human right to water. It is the Company’s position that, by its very nature as a public water utility, the Company operates under a comprehensive policy that respects and is committed to the public’s right to water. Additionally, the Company believes that its publicly available Mission Statement, Fact Sheet and Sustainability Report, all of which are available on the Company’s website, already address the underlying concerns of, and accomplish the essential objective of, the shareholder proposal.

The Company’s Mission Statement (available at https://www.aquaamerica.com) which has been approved by the Company’s Board of Directors, states, in part, that Aqua America is committed to “[p]roviding quality water and wastewater service, in a manner consistent with applicable standards for public health and environmental quality standards” and “[c]ontinuing its capital investment in system improvements, including the rehabilitation and replacement of key infrastructure and plants.” The Mission Statement also states that:

Aqua is equally responsible to its customers, employees, shareholders and communities, as each represents our success and potential growth. We earn public trust through integrity, tenacity and the diligence with which we reliably deliver services that are basic to the quality of life we enjoy in the United States – potable water and the disposal of wastewater.

The Company believes that its mission clearly shows the Company’s respect for and commitment to a human right to water and address the Shareholder Proposal’s underlying concerns and its essential objective.

The Company also provides a comprehensive statement of its policies for providing quality water and wastewater service to the public in a sustainable manner through its Sustainability Report, which was prepared with the approval of the Company’s Board of Directors. A copy of the 2014 Sustainability Report is available at http://ir.aquaamerica.com/.

In sum, the Company believes its Mission Statement, Fact Sheet, Sustainability Report and other policies and public statements regarding water described above already address the underlying concerns and accomplish the essential objective of the Proponents’ shareholder proposal.

2.	The Issues Raised by the Shareholder Proposal Are Governed by Existing Laws and Regulation.

In requesting creation of a “comprehensive policy” regarding the “human right to water,” the Proponents’ shareholder proposal articulates the Proponents’ position on the main elements of this right, namely the provision of “sufficient, safe, acceptable, physically accessible, and affordable water.” The Company believes that most, if not all, of these elements are almost entirely governed by regulations that the Company and other water and wastewater utilities must comply with on a daily basis and that dictate the quality, quantity, price and availability of water, the primary product that the Company, as a public water utility, provides to its customers. In fact, government regulatory bodies, not the Company, fix specific rules and standards governing the quality, quantity, price and availability of water.

In presenting its position with respect to the elements of a human right to water, namely “sufficient, safe, acceptable, physically accessible and affordable water,” the Company believes that the Proponents’ shareholder proposal intervenes in management’s ongoing efforts to ensure the Company’s compliance with all of the aforementioned laws and regulations and with management’s decisions regarding production quality and quantity of water, which is closely intertwined with the Company’s compliance efforts.

As our shareholders consider the Proponents’ shareholder proposal, we urge them to weigh whether the position taken by Aqua or by the Proponents is most likely to advance the interests of all the shareholders, both individually and collectively.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL

Utility Workers Union of America (the “UWUA”), which claims to beneficially own shares of the Company’s Common Stock with a value of at least $2,000 for at least one year prior to October 17, 2014, the date it submitted the shareholder proposal, submitted the shareholder proposal set forth below. The UWUA shareholder proposal and supporting statement are presented as they were submitted to the Company. The text of the shareholder proposal has not been endorsed or verified by the Company.

RESOLVED: The shareholders of Aqua America (the “Company”) urge the Board of Directors to seek shareholder approval of any future extraordinary retirement benefits for senior executives. For the purposes of this resolution, “extraordinary retirement benefits” means receipt of preferential benefit formulas not provided under the Company’s tax-qualified defined benefit or defined contribution plans, and retirement perquisites and fringe benefits that are not generally offered to other Company employees. The Board should implement this policy in a manner that does not violate any existing employment agreements or vested pension benefits.

Supporting Statement

Aqua America provides certain senior executives with extraordinary retirement benefits through the Company’s Supplemental Pension Benefit Plan and its Supplemental Executive Retirement Plan. These plans provide special retirement benefits for top executives that are not generally available to all employees and are not tied in any way to overall corporate or executive performance.

In our view, these extraordinary retirement benefits are clearly not in the best interests of shareholders. Instead, we believe our Company should provide performance-based compensation rather than extraordinary retirement benefits to attract and retain senior executives.

For example, in 1989 the Board of Directors adopted a Supplemental Pension Benefit Plan for top executives and other salaried employees that provide an additional retirement benefit beyond the retirement plans generally available to other employees. This supplemental plan inflates top executives’ retirement benefits by disregarding the limitations on the total amounts of compensation that may be taken into account for calculating benefits that would otherwise be imposed under federal law for tax-qualified plans.

And because the Supplemental Pension Benefit Plan is “non-qualified,” the costs of these supplemental benefits for top executives are not tax-deductible. In other words, our Company is required to pay taxes on the corporate income necessary to pay for these special retirement benefits for top executives, unlike in the case of benefits paid to employees under the Company’s tax-qualified Retirement Plan.

In 1992, the Board of Directors adopted yet another special retirement scheme, in this case available only to CEO Nicholas DeBenedictis. Under this non-qualified Supplemental Executive Retirement Plan (“SERP”), Mr. DeBenedictis will receive additional benefits even beyond those provided under the Supplemental Pension Benefit Plan and the tax-qualified Retirement Plan.

According to the Company, Mr. DeBenedictis had an accumulated present value of $3.5 million in benefits under the Supplemental Pension Benefit Plan as of the end of 2013, plus an additional $786,000 under the SERP plan. These extraordinary retirement benefits are in addition to the $2.2 million in accumulated benefits due to Mr. DeBenedictis under the Company’s qualified Retirement Plan.

To help ensure that any extraordinary retirement benefits granted to senior executives in the future are in the best interest of shareholders, we believe that such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior approval, the Company would have the option of seeking shareholder approval after the material terms have been agreed upon.

We urge shareholders to vote FOR this proposal.

AQUA AMERICA’S RESPONSE TO THE SHAREHOLDER PROPOSAL

The Board of Directors has carefully considered the Proponent’s shareholder proposal and has concluded that implementation of the proposal would not be in the best interests of the Company or its shareholders for the reasons more fully described below. Although the Company takes issue with several of the statements in the proposal and supporting statement, the Company has limited its response to the most important points and has not attempted to address all the statements with which the Company disagrees. The Company’s Board of Directors and the Executive Compensation Committee, which consists entirely of independent directors, continuously seek to ensure that the Company’s compensation policies and practices are in the best interests of the Company and its shareholders and are competitive within our industry. For the reasons set forth below, the Company opposes the Proponent’s shareholder proposal as presented.

THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL.

1.	Appropriate governance controls are already in place to ensure sound compensation policies.

The Company believes the shareholder approval requirement contemplated by the Proponent is unnecessary because the Executive Compensation Committee is fully independent, acts in the best interests of the Company and the Company’s shareholders, and considers all aspects of the Company’s executive compensation program. We believe the Company’s executive compensation program is administered with appropriate governance controls and transparency. Under our existing practices, the Executive Compensation Committee reviews and approves all executive compensation plans for senior executives, including the Supplemental Pension Benefit Plan and the SERP. For a further explanation of the Company’s executive compensation program, please see the Compensation Discussion and Analysis (the “CD&A”) section of this Proxy Statement on pages 22 through 42, as certified by our Executive Compensation Committee on page 43. Such CD&A places the retirement benefits in context with the other elements of the executive compensation program. In view of the governance controls and transparency of disclosure that surround the Company’s executive compensation plans, practices and approvals, we believe the proposal is unnecessary.

2.	The advisory votes on say on pay show that our shareholders support our executive compensation program.

The shareholder approval requirement suggested by the Proponent is also unnecessary because we believe our shareholders have other effective means of expressing concerns related to our executive compensation program, such as annual say on pay advisory votes. The clear majority of our shareholders support the

Company’s compensation program as it stands today. For example, at the 2014 Annual Meeting of Shareholders of the Company held on May 7, 2014, the advisory vote to approve the Company’s executive compensation was approved by a substantial majority of the votes cast (approximately 95%). Such votes are based upon the executive compensation as described in the CD&A and compensation tables, which includes a clear description of the existing supplemental retirement benefits provided to the named executive officers.

3.	The shareholder approval requirement would place the Company at a competitive disadvantage.

In its efforts to attract and to retain executives, the Company competes with other companies, particularly companies in our industry that have compensation policies and practices similar in scope to ours. As noted in our CD&A section of this Proxy Statement on pages 22 through 42, the Board of Directors and the Executive Compensation Committee believe that providing an appropriate mixture of short-term and long-term compensation to our executive officers allows the Company to attract, retain and motivate a talented management team. We believe the provision of competitive retirement benefits, such as the Supplemental Pension Benefit Plan and the Supplemental Executive Retirement Plan (SERP) assist executives and other employees to provide income for their retirement, which helps in our retention of employees.

We believe that adopting a shareholder approval requirement for certain future retirement benefits would place the Company at a competitive disadvantage and add uncertainty to our overall compensation package. Other companies competing for executive talent could promise such retirement benefits to executive candidates without the need to seek shareholder approval. We believe it would be impractical to seek shareholder approval in advance of offering any such plan, and in this competitive environment for executive talent, we believe a qualified candidate would be less inclined to accept a position with the Company if a shareholder approval requirement were implemented because the candidate would not know whether certain prospective retirement benefits offered by the Company would receive shareholder approval. Adopting such a shareholder approval requirement could also lead to the provision of inconsistent retirement benefits to new members of our executive team.

Adopting the Proponent’s proposal would also require the Company either to incur significant time and expense to convene a special shareholders’ meeting for the sole purpose of voting on possible retirement benefits or to delay finalizing a prospective executive’s compensation package until after its approval at the annual meeting of the shareholders.

The expense, delays and uncertainty that a shareholder approval requirement would impose on the Company could force the Company to attempt to attract and retain executives by using costly alternatives to retirement benefits that do not require shareholder approval. We believe it is important that the Company have the flexibility to design employment arrangements that address the specific facts and circumstances of each executive’s situation. A shareholder approval requirement for one such element would substantially undermine such flexibility.

4.	The shareholder proposal’s supporting statement is misleading and biased.

The Proponent’s supporting statement contains misleading statements. For example, the Proponent’s supporting statement indicates that because the supplemental pension benefit plan is “non-qualified,” the costs of these supplemental benefits for top executives are not tax-deductible by the Company. However, in general, non-qualified compensation is deductible by the Company at the time that it is paid. With respect to non-qualified and non-performance based compensation paid to “covered employees” under Section 162(m) of the Internal Revenue Code, the deduction may be preserved by deferring amounts until after a covered employee terminates employment. Our supplemental retirement plans are structured to pay out after a covered employee terminates his or her employment.

The supporting statement for the proposals also fails to acknowledge the soundness and overall benefits of the Company’s executive compensation program; rather, the supporting statement focuses only narrowly on particular aspects of the Company’s compensation program related to retirement benefits and, in our view, does not provide an appropriately thorough discussion as to why such benefits are problematic and what a shareholder approval process would add.

In summary, the requirement to seek shareholder approval for certain future retirement benefits for executive officers would compromise the Company’s ability to attract, motivate and retain highly-qualified senior executives. The Supplemental Pension Benefit Plan and SERP, as important components of our overall executive compensation program, promote shareholders’ interests by providing a sound and equitable mechanism for recruiting and retaining key executives in a highly competitive environment, and assisting such executives to plan for retirement. For these and the other reasons discussed above, the Board of Directors believes that this proposal is not in the best interests of the Company or its shareholders. As our shareholders consider the Proponent’s proposal, we urge them to weigh whether the position taken by the Company or by the Proponent is most likely to advance the interests of the shareholders of the Company as well as the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL.

ADDITIONAL INFORMATION

The Company will provide without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K for 2014 and 2014 Annual Report to Shareholders. Please direct your request to Investor Relations Department, Aqua America, Inc., 762 W. Lancaster Ave., Bryn Mawr, PA 19010. Copies of our Corporate Governance Guidelines, Committee Charters and Code of Ethical Business Conduct can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website, www.aquaamerica.com.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (a “10% Shareholder”), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by it during 2013 and 2014, the Company believes that all filings required to be made by the reporting persons were made on a timely basis, except that the Form 3 to report Mr. Browne’s initial ownership of our stock was filed late.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the meeting. However, if any further business should properly come before the meeting, the persons named in the enclosed proxy will vote upon such business in accordance with their judgment.

By Order of the Board of Directors,

CHRISTOPHER P. LUNING

Secretary

March 25, 2015

APPENDIX A

UTILITY COMPANIES INCLUDED IN THE UTILITY INDUSTRY DATABASE USED BY THE EXECUTIVE COMPENSATION COMMITTEE’S COMPENSATION CONSULTANT

AES	NextEra Energy
AGL Resources	NiSource
Allete	Northeast Utilities
Alliant Energy	NorthWestern Energy
Ameren	NV Energy
American Electric Power	NW Natural
Atmos Energy	OGE Energy
Avista	Otter Tail
Black Hills	Pacific Gas & Electric
CenterPoint Energy	Pepco Holdings
CH Energy Group	Pinnacle West Capital
Cleco	PNM Resources
CMS Energy	Portland General Electric
Consolidated Edison	PPL
Dominion Resources	Public Service Enterprise Group
DTE Energy	SCANA
Duke Energy	Sempra Energy
Edison International	Southern Company Services
Energen	Southwest Gas
Entergy	TECO Energy
EQT Corporation	UGI
Exelon	UIL Holdings
FirstEnergy	Unitil
Iberdrola USA	UNS Energy
Idaho Power	Vectren
Integrys Energy Group	Westar Energy
ITC Holdings Corp.	Wisconsin Energy
LG&E and KU Energy Services	Xcel Energy
MDU Resources

A - 1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81428-P58315                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AQUA AMERICA, INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR ALL of the following nominees for director:
1.	To consider and take action on the election of seven			☐	☐	☐
nominees for directors. Nominees:
	01) Nicholas DeBenedictis	05) William P. Hankowsky
	02) Michael L. Browne	06) Wendell F. Holland
	03) Richard H. Glanton	07) Ellen T. Ruff
04) Lon R. Greenberg

The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain	The Board of Directors recommends you vote AGAINST the following proposals:		For	Against	Abstain

2.	To consider and take action on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2015 fiscal year.			☐	☐	☐	4.

To consider and take action on a shareholder proposal requesting that the Board of Directors create a comprehensive policy articulating the Company’s respect for and commitment to the human right to water, if properly presented at the meeting.

									☐	☐	☐

3.	To consider and take action on an advisory vote on the Company’s executive compensation program.			☐	☐	☐	5.

To consider and take action on a shareholder proposal requesting that the Board of Directors create a policy in which the Board of Directors seek shareholder approval of any future extraordinary retirement benefits for senior executives, if properly presented at the meeting.

									☐	☐	☐

Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN. JOINT OWNERS SHOULD EACH SIGN.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

ADMISSION TICKET

This is your admission ticket to the Aqua America, Inc. Annual Meeting of Shareholders to be held May 8, 2015 at 8:30 a.m., Eastern Daylight Time, at the Drexelbrook Banquet Facility & Corporate Events Center, 4700 Drexelbrook Drive, Drexel Hill, Pennsylvania 19026, located within the Drexelbrook Community. Please present this original ticket for admission at the registration table.

DIRECTIONS TO DREXELBROOK BANQUET FACILITY & CORPORATE EVENTS CENTER

From Schuylkill Expressway (I-76): Exit at City Line Avenue, Route 1 South. Travel South on Route 1 for 8.4 miles, passing Route 30 and West Chester Pike (Route 3). Turn left onto Burmont Road (St. Dorothy’s Church is on the left). Turn right at the first light onto State Road. Drive 4/10 of a mile, and turn left onto Wildell Road. Jog left at the stop sign, then turn right at the entrance to Drexelbrook. Turn left, the Drexelbrook facility is located on the right.

From I-476 (Blue Route): Take exit 5 (Springfield-Lima, Route 1). Take Route 1 North towards Springfield for two miles. Bear right at the 5th traffic light onto State Road (A gas station is on the left). Drive 4/10 of a mile, and turn right onto Wildell Road at the flashing lights. Turn left at the stop sign, then turn right at the entrance to Drexelbrook. Turn left, the Drexelbrook facility is located on the right.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at http://ir.aquaamerica.com.

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M81429-P58315

PROXY AQUA AMERICA, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AQUA AMERICA, INC.
Proxy for Annual Meeting of Shareholders, May 8, 2015

The undersigned hereby appoints Christopher P. Luning and David P. Smeltzer, or a majority of them or any one of them acting singly in absence of the others, with full power of substitution, the proxy or proxies of the undersigned, to attend the Annual Meeting of Shareholders of Aqua America, Inc., to be held at the Drexelbrook Banquet & Corporate Events Center, 4700 Drexelbrook Drive, Drexel Hill, Pennsylvania 19026, located within the Drexelbrook Community, at 8:30 a.m., Eastern Daylight Time on Friday, May 8, 2015 and any adjournments or postponements thereof, and, with all powers the undersigned would possess, if present, to vote all shares of Common Stock of the undersigned in Aqua America, Inc. including any shares held in the Dividend Reinvestment and Direct Stock Purchase Plan of Aqua America, Inc. as designated on the reverse side.

The proxy when properly executed will be voted in the manner directed herein by the undersigned. If the proxy is signed, but no vote is specified, this proxy will be voted: FOR ALL the nominees listed in Proposal No. 1 on the reverse side, FOR the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2015 fiscal year in Proposal No. 2, FOR approval of the Company’s executive compensation program as set forth in Proposal No. 3, AGAINST the shareholder proposal requesting that the Board create a comprehensive policy articulating the Company’s respect for and commitment to the human right to water in Proposal No. 4, AGAINST the shareholder proposal requesting that the Board of Directors create a policy in which the Board of Directors seek shareholder approval of any future extraordinary retirement benefits for senior executives in Proposal No. 5, and in accordance with the proxies’ discretion upon other matters properly coming before the meeting and any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND PROPERLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE, OR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET OUT ON THE PROXY CARD.

Continued and to be signed on reverse side